                                                                 EXHIBIT 10.1


                                  GROUND LEASE


                                    BETWEEN


                            THE CITY OF SAN MARCOS,
                            a municipal corporation

                                      AND

                       CINEMA STAR LUXURY THEATERS, INC.,
                            a California corporation




                                  JUNE 25, 1996

                          TABLE OF CONTENTS



1.   LEASED PREMISES ...........................................  1
     1.1    Premises ...........................................  1
     1.2    Operating Documents ................................  1

2.   LEASE TERM ................................................  2
     2.1    Term ...............................................  2
     2.2    Pre-Term Possession ................................  2
     2.3    Deposit ............................................  4
     2.4    Forfeiture of Deposit ..............................  4
     2.5    Landlord's Covenant of Quiet Enjoyment .............  5

3.   RENTAL ....................................................  6
     3.1    Base Rent ..........................................  6
     3.2    Percentage Rent ....................................  7
     3.3    Past Due Amounts ...................................  9

4.   TAXES AND ASSESSMENTS; PRORATIONS .........................  9
     4.1    Taxes and Assessments ..............................  9
     4.2    Payment of Taxes ................................... 10
     4.3    Right to Contest ................................... 11
     4.4    Separate Assessment ................................ 11
     4.5    Personal Property Taxes ............................ 11
     4.6    Other Taxes ........................................ 11
     4.7    Exclusion From Taxes ............................... 12
     4.8    Net Lease Recital .................................. 12
     4.9    Prorations ......................................... 12

5.   CONSTRUCTION AND MAINTENANCE .............................. 12
     5.1    Construction and Ownership of Improvements ......... 12
     5.2    Mechanic's Liens ................................... 13
     5.3    Alteration of Improvements ......................... 14
     5.4    Tenants Property ................................... 15
     5.5    Landlord's Lien Waiver ............................. 15
     5.6    Maintenance and Repair ............................. 15
     5.7    Right of Entry ..................................... 16


6.   USE ............................................................   16
     6.1    Use .....................................................   16
     6.2    Signage .................................................   18
     6.3    Continuous Operation ....................................   19
     6.4    Radius Restriction ......................................   19
     6.5    Food Service Restrictions ...............................   19
     6.6    Compliance with Laws ....................................   20

7.   REPRESENTATIONS AND WARRANTIES .................................   20
     7.1    No Violation ............................................   20
     7.2    Landlord's Representations and Warranties................   20
     7.3    Tenant's Representations and Warranties..................   20

8.   INDEMNIFICATION ................................................   21

9.   INSURANCE ......................................................   21
     9.1    General Liability .......................................   21
     9.2    Fire and Extended Coverage ..............................   21
     9.3    Tenant's Personal Property ..............................   22
     9.4    Other Coverage ..........................................   22
     9.5    Policies and Certificate of Insurance ...................   22

10.  DAMAGE OR DESTRUCTION ..........................................   22
     10.1   Obligation to Restore ...................................   23
     10.2   Reconstruction and Repair Requirements ..................   23
     10.3   Tenant Improvements and Waiver of Termination ...........   24
     10.4   Mutual Release ..........................................   24
     10.5   No Rent Abatement During Reconstruction .................   24

11.  CONDEMNATION ...................................................   24

12.  OCCUPANCY TRANSACTIONS .........................................   25
     12.1   Definitions .............................................   25
     12.2   Restrictions ............................................   26
     12.3   Condition Precedent .....................................   26
     12.4   Procedures ..............................................   26
     12.5   Documentation and Expenses ..............................   27
     12.6   Nullity .................................................   27
     12.7   Non-Transfers ...........................................   28
     12.8   Leasehold Mortgages .....................................   28

13.  TENANT'S DEFAULT ........................................   29
     13.1   Tenant's Default .................................   29
     13.2   Cumulative Remedies ..............................   30
     13.3   Tenant's Right to Possession Not Terminated ......   30
     13.4   Termination of Tenant's Right to Possession ......   31

14.  LANDLORD'S DEFAULT ......................................   32

15.  HOLDING OVER ............................................   32

16.  SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT ...........   32

17.  UTILITIES AND SERVICES ..................................   33

18.  ESTOPPEL CERTIFICATES ...................................   33

19.  COMMON AREA .............................................   34

20.  MISCELLANEOUS PROVISIONS ................................   35
     20.1   Notices ..........................................   35
     20.2   Headings .........................................   36
     20.3   Mortgagee Protection .............................   36
     20.4   Force Majeure ....................................   36
     20.5   Binding Effect ...................................   36
     20.6   Modifications ....................................   36
     20.7   Applicable Law ...................................   36
     20.8   Partial Invalidity ...............................   37
     20.9   Brokerage Commission .............................   37
     20.10  Covenants Running with the Land ..................   37
     20.11  Memorandum of Lease ..............................   37
     20.12  Relationship of the Parties ......................   37
     20.13  Entire Agreement .................................   38
     20.14  Sale of Premises .................................   38
     20.15  Attorneys' Fees ..................................   38
     20.16  Time .............................................   38
     20.17  Copies ...........................................   38
     20.18  Waiver ...........................................   38
     20.19  Accord and Satisfaction ..........................   39
     20.20  Execution of Lease ...............................   39
     20.21  Corporate Good Standing ..........................   39
     20.22  Diligent Construction ............................   39
     20.23  Limitation on Liability ..........................   39
     20.24  Identification of Tenant .........................   40


     20.25 Landlord's Title ............................................   40
     20.26 Financial Statements ........................................   40
     20.27 Right to Lease ..............................................   40
     20.28 Project Name and Signage ....................................   40
     20.29 Land Use Decisions ..........................................   40
     20.30 Easements Over Premises .....................................   41

21.  HAZARDOUS MATERIALS ...............................................   41
     21.1  Use, Storage, Handling and Disposal of Hazardous Materials ..   41
     21.2  Compliance with Laws ........................................   41
     21.3  Exculpation of Landlord .....................................   42
     21.4  Disclosure and Notification .................................   42
     21.5  Inspection of Premises ......................................   42
     21.6  Indemnification of Landlord .................................   43
     21.7  Remediation .................................................   43
     21.8  Surrender of Premises .......................................   44
     21.9  Definition of Hazardous Materials ...........................   44
     21.10 Assignment and Subletting ...................................   44


EXHIBITS

"A"  Legal Description

"B"  Site Plan of Project

"C"  Work Letter

"D" Provision Governing the Purchase and Delivery of Well Water for Irrigation of Leased Premises

"E"  Time Schedule

"F"  Directory Sign Design

"G"  Commencement Date Letter

"H"  Parking Agreement

                                  GROUND LEASE

     THIS GROUND LEASE ("Lease") is made as of the 25th day of June, 1996 between THE CITY OF SAN MARCOS, a municipal corporation (hereafter called "Landlord"), and CINEMA STAR LUXURY THEATERS, INC., a California corporation (hereinafter called "Tenant").

     THE PARTIES HERETO HEREBY MUTUALLY COVENANT AND AGREE AS FOLLOWS:

1.   LEASED PREMISES

     1.1  PREMISES

     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain land located in the City of San Marcos, County of San Diego, State of California, and legally described in Exhibit "A" attached hereto, as more particularly outlined on the Site Plan attached hereto as Exhibit "B", together with those easements appurtenant thereto (the "Premises"). Tenant agrees to accept possession of the Premises from Landlord on the terms and conditions of this Lease upon the full execution hereof by Landlord and Tenant, subject to the Operating Documents (as defined in Section 1.2 below), to all matters of record and to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises. Tenant acknowledges that neither Landlord nor Landlord's agents have made any representation or warranty as to such matters of record, or as to such laws, ordinances, zoning or regulations, or as to the condition of the Premises or the suitability of the Premises for the conduct of Tenant's business. Subject to the terms and conditions of this Lease, Tenant agrees to accept the Premises "as-is" and "where-is."

     1.2  OPERATING DOCUMENTS

     Tenant hereby acknowledges that the Premises are a portion of that certain mixed-use project commonly known as San Marcos Town Center ("Project"). The Project and this Lease are subject to the Heart of the City Specific Plan, all covenants, conditions and restrictions previously or hereafter recorded against the Project or any portion thereof which includes the Premises, and all amendments, modifications or supplements thereto (collectively, the "Operating Documents"). The Operating Documents shall include a reciprocal parking agreement ("Parking Agreement") between Landlord and Tenant regarding use of parking spaces on the adjoining retail portion of the Project as described in the Parking Agreement. The Parking Agreement will be agreed to between the parties after the Execution Date and attached as Exhibit "H" to the Lease. The Parking Agreement will provide for non-exclusive use of not more than one hundred seventy-five (175) parking spaces in the City's parking structure on the third and fourth levels. The Operating Documents (except for the Parking Agreement) may be amended without the consent of Tenant, provided, however, that this Lease shall not be subject to, nor shall Tenant be bound by, the provisions of any Operating Document entered into or recorded against the Project or any portion thereof which includes the Premises after the date of this Lease, or any amendment, modification or supplement to any Operating Document, which: (i) would materially interfere with Tenant's use of the Premises for purposes permitted under

Section 6. 1, below, or Tenant's occupancy of the Premises, or (ii) would otherwise materially and adversely increase Tenant's obligations, or decrease Tenants rights, under this Lease.

2.   LEASE TERM

     2.1  TERM

     (a) This Lease shall be effective upon the date first above written (the "Effective Date"). Subject to force majeure, as defined in Section 20.4 below, the term of this Lease (the "Term") shall commence one hundred eighty (180) days after Tenant has received its building permit ("Commencement Date"). There shall be no extension of the Commencement Date for any reason whatsoever, subject to force majeure, as defined in Section 20.4 below. Subject to force majeure, as defined in Section 20.4 below, the Term shall expire on December 31, 2052 ("Expiration Date"), unless this Lease shall sooner terminate or be extended pursuant to the terms and conditions herein. For purposes of this Lease, the term "Lease Year" shill mean each twelve (12) consecutive month period during the Lease Term commencing on January 1 and ending December 31 of each calendar year; provided, however, that the first Lease Year shall commence on the Commencement Date and shall end on December 31 of the calendar year in which the Term commenced; and further provided that the last Lease Year shall end on the Expiration Date (unless the Lease is earlier terminated pursuant to the provisions hereof). In the event of an initial partial Lease Year, Percentage Rent (as defined below) will be determined within sixty (60) days after the end of the partial Lease Year utilizing a prorated Base Rent.

     2.2  PRE-TERM POSSESSION

     (a) Tenant shall be entitled to enter and occupy the Premises at any time following the Effective Date for purposes of construction of the Improvements (defined in Section 5.1 below) in accordance with the Work Letter attached hereto as Exhibit "C" ("Work Letter"). Such occupation of the Premises shall be subject to all terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease (including, but not limited to, the Work Letter attached hereto), Tenant shall not perform or cause to be performed any tests or studies affecting or relating to the soils or subsurface areas below the Premises or any other portion of the Project without prior written notice to and approval of Landlord, which approval shall not be unreasonably withheld. Tenant hereby indemnifies and holds Landlord harmless from any and all costs, losses, damages or expenses of any kind or nature arising out of or resulting from such activities upon the Premises or Project by Tenant, or its agents, employees or contractors.

     (b) With respect to the delivery of the Premises to Tenant, Tenant will (prior to the commencement of Tenants Work under the Work Letter) satisfy the following requirements:

           (i) Title, Survey, Soils. Promptly after execution of this Lease, Landlord will provide to Tenant the following (except as otherwise waived in writing by Tenant): (a) a current tide insurance report acceptable to Tenant from First American Tide Insurance Company, or other tide insurance company reasonably acceptable to Tenant ("Tide

     Company"), showing a good and merchantable leasehold estate in the Premises vested in Tenant and showing Landlord as the fee owner of the Premises, together with copies of all easements, covenants, restrictions, agreements or other documents which affect the Premises; (b) a copy of the subdivision map of the Project and a metes and bounds boundary survey that shows the boundaries and location of the Premises as a portion of a legal lot by a licensed surveyor or civil engineer licensed in the state in which the Premises is located, in form reasonably acceptable to Tenant which shall show the legal description of the Premises and (c) such soil tests and/or environmental audits as are in Landlord's possession.

           (ii) Approval by Tenant. Tenant shall have twenty (20) days after receipt of the preliminary report and copies of all tide exceptions within which to notify Landlord in writing of Tenant's disapproval of any exceptions shown in the title report, other than an exception for current property taxes. Tenant shall have twenty (20) days after receipt of the survey, soils tests and environmental audit within which to notify Landlord in writing of Tenant's disapproval of any aspect of the survey, tests or audit or their results. Tenant shall have the same twenty (20) day period to determine that sewer, water, storm drainage, gas, telephone and TV cable connections (collectively, "utilities") are readily available and that the costs to complete these connections are acceptable to Tenant. In the event of such disapproval, Landlord shall have thirty (30) days after receipt of Tenant's notice to eliminate any disapproved tide exception or to correct any disapproved aspect of the tests, audit or utilities (or to satisfy Tenant that the disapproved tide exception or the soil or environmental or utility condition to which Tenant objected will be corrected by Landlord within a time period approved by Tenant in writing, but not in any event later than the date Landlord delivers possession of the leased Premises to Tenant). If Landlord is unable or unwilling to eliminate a disapproved tide exception or disapproved aspect of the soil tests or environmental audit or cost of utilities to the Premises, either party may elect to rescind this Least by notice to the other party. In such event, all obligations of the parties under this Lease shall thereafter cease, unless Tenant notifies Landlord (within ten (10) days after Tenant's receipt of any such rescission notice from Landlord) that Tenant elects to waive its prior disapproval.

           (iii) Reports, Environmental Investigation. Prior to execution of this Lease, Landlord shall provide a copy to Tenant of any environmental assessments or investigatory reports in Landlord's possession concerning hazardous materials in the Premises or Project or other reports or studies (if any) in Landlord's possession concerning any violations of law with respect to the Project (but without warranty or liability by Landlord as to the accuracy, fitness or reliability of such assessments or reports and without obligation by Landlord to perform any additional investigations).

           Tenant will have thirty (30) days after the Effective Date to perform such investigations concerning hazardous substances within the Demised Premises or such "Level One" environmental assessments as Tenant may desire (which shall not involve subsurface testing unless Landlord's prior written. consent is given). Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the Effective Date if Tenant is not reasonably satisfied with the results thereof. If not so terminated within such time period, this contingency shall conclusively be deemed waived.

           (iv) Permit Contingency. This Lease is subject to Tenant's ability to obtain the permit(s) required by the City of San Marcos for the construction and operation of a forty thousand (40,000) square foot cinema with no more than two thousand (2,000) seats. Tenant will diligently pursue obtaining required permit(s) in accordance with the terms of this Lease, will keep Landlord informed of the status of such matters and will notify Landlord at such times as Tenant obtains (or is denied) such permit(s). Tenant will promptly apply for such permits as soon as Tenant obtains Landlord's written approval of Tenant's plans and specifications in accordance with the project schedule attached hereto as Exhibit "E" and incorporated herein. Notwithstanding the nature of the delaying cause (including "force majeure" delays), in the event that such permits have not been obtained on or before sixty (60) days from the date shown in Exhibit "E" as the last date when permits will be obtained, ("Permit Period"), then either Landlord or Tenant may elect to cancel this Lease upon written notice to the other, in which event both parties will be released from any further obligation to the other pursuant to this Lease. If at any time prior to such date Tenant determines that the conditions relating to such permit(s) cannot be satisfied, Tenant shall give Landlord not less than ten
     (10) days' notice of termination of this Lease, specifying in reasonable detail the condition(s) that cannot be satisfied. Tenant will turn over to Landlord the written work product in its possession concerning the Premises as Landlord may reasonably require, including any applications for governmental approvals and related data.

           (v) Financing. This Lease is also subject to Tenants ability to obtain financing suitable to Tenant for its planned construction. Tenant shall diligently pursue obtaining said financing, will keep Landlord informed of the status of the financing and will notify Landlord at the time it obtains or is denied said financing. Tenant will promptly apply for such financing as soon as both patties have executed this Lease. Notwithstanding the nature of the delaying cause, in the event that a written commitment for financing has not been obtained by Tenant on or before thirty (30) days after the Effective Date of this Lease, then either Landlord or Tenant may elect to cancel this Lease upon written notice to the other, in which event both parties will be released from any further obligation to the other pursuant to this Lease. If at any time prior to said date Tenant determines that the conditions relating to such financing cannot be satisfied, Tenant shall give Landlord not less than ten (10) days notice of termination of this Lease, specifying in reasonable detail the condition(s) that cannot be satisfied. Tenant will turn over to Landlord the written work product in its possession concerning the Premises as Landlord may reasonably require.

     2.3   DEPOSIT

     Landlord and Tenant acknowledge that Tenant has deposited Ten Thousand Dollars ($10,000.00) with Landlord as an earnest money deposit prior to execution of this Lease. If the Lease commences in accordance with its terms on the Commencement Date, the Deposit shall be applied as a credit against Rent due under the Lease for the first month of the Term.

     2.4   FORFEITURE OF DEPOSIT

     IF TENANT DEFAULTS UNDER ThE TERMS OF THIS LEASE OR IF TENANT FAILS TO OBTAIN ThE WRITTEN COMMITMENT FOR FINANCING DESCRIBED IN SECTION 2.2 ABOVE WITHIN THE THIRTY (30) DAY TIME PERIOD

DESCRIBED THEREIN, LANDLORD SHALL BE ENTITLED TO RETAIN THE DEPOSIT IN THE AMOUNT OF TEN THOUSAND DOLLARS ($10,000.00) AS LIQUIDATED DAMAGES, WHICH THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO LANDLORD THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN PLACING THEIR INITIALS BELOW, EACH PARTY SPECIALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THAT THIS AGREEMENT WAS MADE.





                --------------------          ------------------
                INITIALS OF LANDLORD          INITIALS OF TENANT

     2.5   LANDLORD'S COVENANT OF QUIET ENJOYMENT

     Landlord covenants and warrants that, so long as Tenant shall perform the obligations of Tenant contained herein and shall not be in default in the performance of any of such terms, conditions, obligations, liabilities, or covenants, Landlord shall not interfere with Tenant's, (and its permitted subtenant's, successor's and assign's) free, peaceable, exclusive and quiet use and enjoyment of the Premises, subject to the terms and conditions herein, and subject to: (a) the rights of the parties as set forth in this Lease; (b)any mortgage(s) or deed of trust(s) to which this Lease is subordinate; (c) any agreements and encumbrances to which this Lease is subordinate, (d) all matters of record; (e) the Operating Documents and the fights of all other owners, occupants, tenants, licensees, and invitees of or in the Project pursuant to the Operating Documents; and/or disturbances, odors and similar inconveniences which are commonly associated with projects of the type and size of the Project and/or with Tenant's location in such Project.





         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

3.   RENTAL

     3.1   BASE RENT

     Commencing on the Commencement Date and thereafter throughout the Term, Tenant shall pay to Landlord annual base rent ("Base Rent") for the Premises in the amounts stated below.


                      Period                Base Rent
                      ------                ---------

                      Year 1                $180,000.00
                      Year 2                $190,000.00
                      Year 3                $200,000.00
                      Year 4                $210,000.00
                      Year 5                $220,000.00
                      Years 6 - 10          $246,400.00
                      Years 11 - 15         $280,968.00
                      Years 16 - 20         $314,084.00
                      Years 21 - 25         $346,174.00
                      Years 26 - 30         $387,715.00
                      Years 31 - 35         $434,241.00
                      Years 36 - 39         $486,350.00
                      Years 40 - 45         $544,712.00
                      Years 46 - 50         $610,077.00
                      Years 51 - 55         $683,286.00


     Base Rent shall be due and payable by Tenant to Landlord at the address set forth herein in twelve (12) equal installments on the first (1st) day of each month in then lawful currency of the United States of America, in advance, without set off, demand or deduction whatsoever. Any and all charges and sums (other than the payment of the Base Rent pursuant to this Section 3.1 and Percentage Rent payable pursuant to Section 3.2 below) payable by Tenant under this Lease (including, but not limited to, insurance premiums, utility expenses, Taxes pursuant to Section 4.1 below and Tenant's share of Common Area expenses pursuant to Article 19 below and Signage Rent payable pursuant to Section 6.2 below), shall constitute additional rent hereunder ("Additional Rent"). Base Rent, Percentage Rent and Additional Rent are sometimes hereinafter collectively referred to as "Rent." All Rent shall be absolutely net to Landlord so that this Lease shall, except as expressly provided herein, yield net to Landlord, the Rent to be paid each month during the Term of this Lease. Accordingly, except as otherwise expressly provided herein, all costs, expenses, and obligations of every kind or nature whatsoever relating to the Premises, or any improvements thereon which may arise or become due during the Term of this Lease, shall be paid by Tenant as set forth herein. Nothing herein contained shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatsoever which may exist or hereafter be placed upon the Premises by an affirmative act or omission of Landlord. Should a rental period commence and/or end on a day other than the first (1st) or last day of a month, then the installment of monthly rental for such partial month shall be computed on a daily basis at a rate per day equal to 1/30th of the applicable monthly Rent.

     3.2   PERCENTAGE RENT

     (a) Payment of Percentage Rent. rn addition to the Base Rent and other sums specified herein, Tenant shall pay annually as percentage rent ("Percentage Rent") the amount by which four percent (4%) of all Lease Year Gross Sales (as that term is defined below) exceeds the Base Rent payable for such Lease Year.

     (b) Quarterly Payments and Annual Adjustments. Payments of Percentage Rent shall be made by the twentieth (20th) day following each quarter with an adjustment to an annual basis at the end of each Lease Year as provided in this Lease. Each quarterly payment shall be determined by applying the percentage to the aggregate Gross Sales for the portion of the Lease Year to the preceding quarter in excess of Base Rent payable for the same period, and deducting the Percentage Rent previously paid for said Lease Year. Within ninety (90) days after the close of each Lease Year, and within forty-five (45) days following the expiration of the Term, Tenant shall deliver to Landlord the annual statement described in subsection (c) showing the Gross Sales of Tenant during said Lease Year and the amounts paid to Landlord as Percentage Rent for said Lease Year, and thereupon an adjustment shall be made with respect to the Percentage Rent as follows: If Tenant shall have paid to Landlord an amount greater than Tenant is required to pay as Percentage Rent for such Lease Year, Landlord shall credit such amount against the monthly installment(s) of Base Rent next coming due. If Tenant shall have paid an amount less than the Percentage Rent required to be paid hereunder, then Tenant shall pay such difference to Landlord at the time of Tenant's delivery to Landlord of such statement.

     (c) Statement of Gross Sales. Tenant agrees to furnish, or cause to be furnished, to Landlord a statement of Gross Sales (I) within fifteen (15) days after the close of each calendar quarter falling within each Lease Year, (2) an annual statement, including a monthly breakdown of Gross Sales, within ninety
(90) days after the close of each succeeding Lease Year, and (3) a final statement within forty-five (45) days following the expiration of the Term. Such statements shall be prepared in accordance with generally accepted accounting principles and shall show the breakdown of Gross Sales. Such statements shall be signed by Tenant. Gross Sales will include any income or revenue received by Tenant from any subtenant, licensee or concessionaire; provided, that if any such party occupies more than ten percent (10%) of the gross building area of the Premises, then the Gross Sales of the subtenant, licensee or concessionaire (and not the income or revenue received by Tenant from it) will be included in Tenant's Gross Sales. Tenant shall maintain books, receipts and records showing all Gross Sales from the Premises, including detailed original records of any exclusions or deductions from Gross Sales (including any exclusions or deductions from Gross Sales of any subtenant, licensee or concessionaire). Such books, receipts and records shall be kept for a period of two (2) years after the close of each calendar year and shall be available for inspection and audit by Landlord or its representative after reasonable notice during regular business hours either at the Premises or (at Tenant's option) at Tenant's main corporate or accounting headquarters office, if said office is in San Diego County. The receipt by Landlord of any statement or any payment of Percentage Rent for any period shall not bind it as to the correctness of the statement or the payment. Landlord shall, upon reasonable notice delivered within two (2) years after the receipt of any such statement, be entitled to an audit or examination of such Gross Sales (including the Gross Sales of any subtenant, licensee or concessionaire). Such audit or examination shall be conducted by an independent certified public accountant, to be reasonably designated by -Landlord, during normal business hours after reasonable advance notice, either at the Premises or (at Tenant's option) at Tenant's main corporate or accounting headquarters office as long as said office is in San Diego County. On any examination or audit, Tenant will receive a copy of the report showing in reasonable detail any discrepancies discovered between Tenant's calculation and the examiner's or auditor's calculation of Gross Sales and Percentage Rent, at the same time as such report is given to Landlord. If it shall be determined as a result of such audit that there has been a deficiency in the payment of Percentage Rent, then such deficiency shall become immediately due and payable within twenty (20) days after Tenant's receipt of a copy of the audit or examination report, and if not so paid within such twenty (20) day time period, the amounts not paid shall bear interest at the Interest Rate. In addition, if Tenant understates Gross Sales by more than three percent (3%), and if Landlord is entitled to any additional Percentage Rent as a result of said understatement, or if such audit shows that Tenant has failed to maintain the books of account and records required by this
Section 3.3 so that Landlord is unable to verify the accuracy of Tenant's statement, then Tenant shall pay to Landlord all reasonable costs and expenses (including reasonable auditor and attorney fees) which may be incurred by Landlord in conducting such audit and collecting such underpayment if any.

     (d) Gross Sales. "Gross Sales" shall mean the entire amount of the sale price, whether for cash or otherwise, of all sales of admission tickets, food, beverages, merchandise and services and of all other receipts whatsoever, with respect to all business conducted at, in, upon or from the Premises, and including all sales by any sublessee, concessionaire, or licensee (subject to the provisions of this Section and Section 3.2(c) above. No deduction shall be allowed for uncollected or uncollectable credit accounts. Gross Sales shall not include, however: (i) sums received by any user other than Tenant for use of Tenant's facility for non-film use (such as lectures), provided however, any sum received by Tenant (as a fee or rent) for use of Tenant's facility shall be included; (ii) any sums (other than any commission or service fee to Tenant) shown separately from the price, collected and paid out for any sales tax, use, or excise tax or similar tax, imposition or assessment levied, imposed or assessed by any governmental authority which Tenant is required to remit to such authority, (iii) the amount of returns to shippers or suppliers; (iv) the amount of merchandise sold which is thereafter returned by the purchaser and accepted by Tenant; (v) sales of fixtures or other capital items owned and sold by Tenant after use thereof in the conduct of Tenant's business in the Premises; (vi) receipts from the furnishing of uniforms to Tenant's employees as an incident to their employment. The transfer of merchandise by Tenant, or a subsidiary or affiliate of Tenant, from the Premises to another place of business owned or operated by Tenant or a subsidiary or affiliate of Tenant shall not constitute a sale where such transfers are made solely for the convenient operation of the business of Tenant and not for the purpose of consummation a sale which has theretofore been made in or from the Premises. Each sale upon an installment or credit basis shall be included and treated as a sale for the full price in the month in which such sale is made regardless of whether (or the time when) Tenant shall receive payment.

     (e) Violation of Radius Restriction. In addition to Landlord's remedies set forth in Section 6.4 and elsewhere in the Lease, in the event Tenant should violate the covenant set forth in said Section 6.4, Landlord may, without limiting Landlord's remedies, at its option and for so long as Tenant is operating said other business, include "Gross Sales" of such other business in the "Gross Sales" transacted from the Premises for the purpose of computing the Percentage Rent due hereunder.

     3.3   PAST DUE AMOUNTS

     Except as provided below, if Tenant shall neglect or fail to pay, within ten (10) days after the date the same is due arid payable, any monthly installment of Rent or other amount required to be paid under this Lease by Tenant, Tenant promises to pay to Landlord, in addition to such unpaid amounts, interest upon such unpaid amounts from the date due until the date Landlord receives payment at the lesser of (i) the maximum lawful rate, or (ii) the prime rate announced by Bank of America (or its successor) from time to time plus four
(4) percentage points (the "Interest Rate"). In addition to such interest, Tenant acknowledges that the late payment by Tenant of any monthly installment of Rent or other amount due hereunder will cause Landlord to incur certain costs and expenses not contemplated under this Lease. The exact amount of such costs and expenses is hereby acknowledged to be difficult and impractical to set. Such costs and expenses include, without limitation, administrative and collection costs, and processing and accounting expenses and other costs and expenses necessary and incidental thereto. Therefore, if any such instalment or payment is not received by Landlord from Tenant within ten (10) days after the date that such installment or payment is due, Tenant shall immediately pay to Landlord a late charge equal to ten percent (10%) of such amount. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses to be incurred by Landlord in the event of Tenant's failure to timely pay Rent or other amounts due hereunder, and is fair compensation to Landlord for its loss suffered by such nonpayment by Tenant. The interest and late charges contained in this Section 3.4 are in addition to, and in no way represent a diminution or substitution for any or all of Landlord's other rights or remedies contained in this Lease or at law or in equity.

4.   TAXES AND ASSESSMENTS: PRORATIONS

     4.1   TAXES AND ASSESSMENTS

     Tenant agrees to pay or cause to be paid, as Additional Rent, from the Effective Date and thereafter during the Term, before delinquency, any and all Taxes applicable to the Premises. Tenant acknowledges that Tenant's leasehold interest is subject to taxation notwithstanding the ownership of the Premises by a public entity. As used herein, "Taxes" shall mean any form of tax, assessment, lien, bond obligation, license fee, license tax, tax or excise on rent, or any other levy, charge or expense, together with any statutory interest thereon, imposed or required at any time by any federal, state, county or city authority having jurisdiction, or any political subdivision thereof, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof (hereinafter individually and collectively referred to as "Governmental Agencies"), on any interest of Landlord or Tenant or both (including any legal or equitable interest of Landlord or its mortgagee, if any) in the Premises, including, without limitation: (a) any impositions by Governmental Agencies (whether or not such impositions constitute tax receipts) or any other payments to Governmental Agencies (whether involuntarily imposed by any such Governmental Agencies or voluntarily agreed to by Landlord) in substitution, partially or totally, of any impositions now or previously included within the definition of real property taxes, it being acknowledged by Landlord and Tenant that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by Governmental Agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and in further recognition of the decrease of quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Project's contribution towards a governmental private cost/sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies, and it is the intention of Landlord and Tenant that all such increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Taxes; including without limitation, those calculated to increase tax increments to Governmental Agencies or to pay for such services as fire protection, street, sidewalk and road maintenance, refuse removal or other governmental services which may have been formerly provided without charge to property owners or occupants; (b) any impositions allocable to or measured by the area of the Premises, or the realty underlying the Premises, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (c) any impositions upon this Lease or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (d) any and all costs (including, without limitation, the fees of experts, tax consultants and attorneys) reasonably incurred by Landlord should Landlord reasonably elect to negotiate or contest the amount of said Taxes in formal or informal proceedings before the taxing Governmental Agency.

     Tenant's liability to pay such Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of the Premises and improvements constructed or placed thereon.

     Landlord agrees to use Landlord's reasonable efforts to cause the Premises (including the improvements thereon and the realty underlying such improvements) to be separately assessed.


     4.2   PAYMENT OF TAXES

     To facilitate the timely payment of all Taxes and to protect Landlord's and Tenant's property interests in and upon the Premises, Tenant agrees to pay to the appropriate governmental entity entitled thereto the total Taxes due. Any of said payments to be made directly to the appropriate governmental authority shall be made prior to the delinquency date established by the applicable taxing authority, and Tenant shall, upon written request of Landlord, deliver evidence of such payment to Landlord. Failure of Tenant to pay said Taxes as and when herein specified shall, in addition to all other rights and remedies of Landlord hereunder, subject Tenant to any fine, penalty, interest, or cost which Landlord may incur as a result thereof. Tenant shall, within thirty (30) days after demand, reimburse Landlord for any such fine, penalty, interest, or cost.

     4.3   RIGHT TO CONTEST

     Tenant shall have the right to contest the amount or validity of any Taxes payable with respect to the Premises, in whole or in part, by appropriate administrative and legal proceedings, either in its own name, Landlord's name or jointly with Landlord (but Landlord shall have no obligation under this Section 4.3), without any cost or expense to Landlord (and Tenant hereby agrees to indemnify and hold Landlord harmless from any and all cost, liabilities, claims or expenses in connection with any such contest), and Tenant may postpone payment of any such contested Taxes pending the prosecution of such proceedings and any appeals so long as Landlord's property interest is not jeopardized, and Tenant, upon the reasonable request of Landlord, shall furnish a bond to the Landlord sufficient to secure the payment of all contested Taxes, costs and expenses in connection therewith as a pre-condition to undertaking any such contest. In lieu of such bond, Tenant may elect to pay such Taxes under protest. Landlord shall execute and deliver to the Tenant whatever documents may be reasonably necessary or proper to permit Tenant to so contest any such Taxes or which may be necessary to secure payment of any refund (with respect to a tax year or portion thereof during the Term of this Lease) which may result from any such proceedings.

     4.4   SEPARATE ASSESSMENT

     During any period in which the Premises and the underlying realty are not separately assessed, Tenant shall pay, as its share of Taxes, an amount equal to all Taxes payable with respect to all improvements on the Premises, plus Tenant's share of Taxes on the realty underlying the Premises (determined as provided below). For purposes of this Section 4.4, Tenant's share of Taxes on the realty underlying the Premises shall equal the land square footage of the Premises divided by the total land square footage of the parcel of which the Premises comprises a part. Landlord shall deliver to Tenant, contemporaneously with the delivery of the bill therefor, the calculations and assumptions made by Landlord in determining Tenant's share of such Taxes and assessments. With respect to any assessments which may be levied against or upon the Premises and the underlying realty, or which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in semi-annual installments, only the amount of such semi-annual installment (with appropriate proration for any partial year) and statutory interest shall be included within the computation of the annual Taxes and assessments levied against the Premises. Landlord shall furnish Tenant with copies of any appropriate tax bills and statements promptly following Landlord's receipt thereof and Tenant shall pay to Landlord, as Additional Rent, such Taxes within thirty (30) days following Tenant's receipt thereof.

     4.5   PERSONAL PROPERTY TAXES

     Tenant shall also pay before delinquency all taxes (including sales and use taxes), assessments, license fees and public charges levied, assessed or imposed upon its business operation as well as upon its merchandise, furniture, fixtures, equipment and other personal property. In the event any such items of property are assessed with property of Landlord, such assessment shall be equitably divided between Landlord and Tenant by Landlord.

     4.6   OTHER TAXES

     If at any time during the Term of this Lease the methods of taxation prevailing at the execution hereof shall be altered so that in lieu of or as a supplement to, or a substitution for, the whole or any part of the Taxes now levied, assessed or imposed on the Premises, there shall be levied, assessed or imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charges measured by or based in whole or in part upon the Premises and imposed upon Landlord, or a license fee measured by the Rent payable under this Lease, then all such taxes, assessments, levies, impositions, charges or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" as defined in Section 4.1, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Taxes, to the extent that any of the foregoing taxes or excises are in lieu of or in substitution (in whole or in part) for ordinary property Taxes, and the amount of such tax or excise on rents that Tenant is required to pay as "Taxes" under this Section 4.6 will be computed as if the Premises and the buildings and improvements thereon were the only property subject to such taxes and excises.

     4.7   EXCLUSION FROM TAXES

     Nothing contained in this Lease shall require Tenant to pay any franchise, estate, gift, corporate, inheritance, or succession tax of Landlord or any income, value added, or excess profits tax of Landlord.

     4.8   NET LEASE RECITAL

     Except as otherwise expressly set forth in this Lease, all Rent shall be paid to Landlord absolutely net, without deduction of any nature whatsoever, foreseeable or unforeseeable.

     4.9   PRORATIONS

     In the event of commencement or termination of this Lease at a time other than the beginning or end of one of the specified rental periods, Base Rent, Percentage Rent, Additional Rent, Signage Rent (as defined in Section 6.2) and the CAM Contribution shall be prorated as of the date of commencement or termination, and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Tenant.

5.   CONSTRUCTION AND MAINTENANCE

     5.1   CONSTRUCTION AND OWNERSHIP OF IMPROVEMENTS

     Tenant shall, at Tenant's sole cost and expense, cause to be constructed upon the Premises a one story cinema building consisting of no more than two thousand (2,000) seats and related improvements (including, but not limited to, Tenant's loading dock and ramp, perimeter sidewalks, parking areas, landscaping, trash enclosure and signage) containing approximately forty thousand (40,000) square feet of floor area (the "Improvements"), in the time and manner, and in accordance with the terms and conditions set forth in the Work Letter attached hereto as Exhibit "C". The Improvements shall be maintained at the sole cost and expense of Tenant in accordance with Section 5.6 below. All such Improvements shall be owned by Tenant during the Term and shall be surrendered at the expiration or earlier termination of this Lease, at which time the same shall become the property of Landlord, subject to Tenant's right to remove Tenant's Property as provided in
Section 5.4 below.

     5.2   MECHANIC'S LIENS

     Tenant agrees that it will pay or cause to be paid all costs for work done by it or caused to be done by it on the Premises, and will keep the Premises, the Improvements, and Tenant's leasehold interest free and clear of all mechanic's liens, and other liens on account of work done for Tenant or persons claiming under it. Tenant agrees to and shall indemnify, defend and save Landlord free and harmless against all liability, loss, damage, costs and attorneys' fees, and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or persons validly claiming under it.

           (a) In the event a lien shall be recorded against the Premises on account of work done or caused to be done by Tenant, Tenant shall have the right to contest the same by appropriate action so long as Landlord's property interest is not jeopardized. If the lien claimant commences foreclosure of the lien, Tenant will have twenty (20) days after commencement of such action in which to (i) cause said lien to be removed or (ii) post a bond or cash deposit equal to one hundred fifty percent (150%) of the amount of the disputed claim with a company or companies reasonably satisfactory to Landlord and thereafter diligently contest the validity of the lien. If Tenant shall fail to cause said lien to be removed or post the bond within said 25-day period, Landlord may (but shall not be so required to), upon an additional five (5) day notice to Tenant, pay the claim giving rise to such lien and any costs associated therewith, and the amounts so paid by Landlord, together with reasonable attorneys' fees incurred in connection therewith, shall be immediately due and owing from Tenant to Landlord, as Additional Rent, and Tenant shall pay the same to Landlord within twenty (20) days after receipt of an invoice showing the costs incurred, and if not paid within such time period, such costs will bear interest from the dates of Landlord's payments at the Interest Rate.

           (b) Should Tenant receive notice of any claims of lien filed against the Premises or of any action affecting the title to the Premises, Tenant shall immediately give Landlord written notice thereof.

           (c) Tenant shall, before the commencement of any work which might result in any such lien, give Landlord written notice of its intention to do so in sufficient time to enable the posting of notices of non-responsibility, but in any event not less than ten (10) business days.

     5.3   ALTERATION OF IMPROVEMENTS

     Landlord agrees that Tenant may, in accordance with the procedure hereinafter set forth, at its own expense and upon prior written notice to Landlord of its intention to do so, from time to time during the term hereof, make alterations, additions and changes in and to the interior of the Premises (except those of a structural nature) as it may find necessary or convenient for its purposes provided that the value of the Premises are not thereby diminished, and provided further that no alterations, additions or change costing, in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) may be made without first procuring the approval in writing of Landlord, such approval not to be unreasonably withheld or delayed. Landlord's approval of such alterations, additions or changes shall create no responsibility or liability on the part of Landlord for the sufficiency of the design of the same or their compliance with applicable law. Tenant acknowledges that any approvals by Landlord hereunder shall be done in Landlord's capacity as landlord and not in its capacity as public entity. In addition, no alterations, additions or changes (including print color) shall be made to die exterior walls, roof or structural components of the Premises, nor shall Tenant erect any mezzanine, unless and until the prior written consent and approval of Landlord shall first have been obtained, which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for any and all damages resulting from any violations of the provisions of this Section 5.3. All alterations, additions, or changes to be made to the Premises which require the approval of Landlord (except non-structural interior alterations), shall be under the supervision of a licensed architect or licensed structural engineer and made in accordance with detailed plans and specifications with respect thereto, and the Operating Documents, approved in writing by Landlord before the commencement of work, which approval shall not be unreasonably withheld or delayed. No work of any kind shall be commenced and no building or other materials shall be delivered for said building project until at least ten (10) business days after written notice has been given by Tenant to Landlord of the commencement of such work or the delivery of such materials. Landlord shall, at any and all times during tile term of this Lease, have the right to post and maintain on the Premises and to record as required by law, any notice or notices of non- responsibility provided for by the mechanic's lien law of the State of California. All work performed by Tenant, including any site preparation work, landscape work, utility installation work, as well as actual construction work on the building project, shall be performed only by competent contractors duly licensed as such under the laws of the State of California. Tenant hereby agrees to defend and hold Landlord harmless from and against any and all claims, demands, actions or obligations arising under the construction contract. Tenant shall deliver evidence of insurance reasonably required by Landlord to Landlord prior to the commencement of any construction. All work with respect to any alterations, additions and changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Upon completion of such work, Tenant shall file for record in the office of the local County Recorder, a Notice of Completion as permitted by law, and Tenant shall deliver to Landlord, upon Landlord's reasonable request, "as built" plans with respect to such work. Such alterations, additions or changes shall be considered as Improvements, shall not be removed by Tenant and shall become a part of the Premises subject to Tenant's right to remove Tenant's Property as provided below. Any such changes, alterations and improvements shall be performed and done strictly in accordance with the laws and ordinances relating thereto. In performing the work of any such alterations, additions or changes, Tenant shall have the work performed in such a manner as not to impede access to the premises of any other tenant or occupant at the Project.

     5.4   TENANT'S PROPERTY

     Notwithstanding the provisions of Section 5.1 above, all trade fixtures, furnishings, furniture, fixtures and equipment ("FF&E"), inventory, signs and other personal property installed by Tenant or any Transferee (collectively, "Tenant's Property") shall be and remain the property of the person, firm, or corporation installing the same and shall be removable at any time during the Tenn of this Lease. The removal of any suck Tenant's Property shall be at the sole risk, cost and expense of the person, firm, or corporation removing the same and Tenant shall repair any damage or injury to the Premises and all Improvements occasioned by the removal thereof.

     5.5   LANDLORD'S LIEN WAIVES

     Landlord, within thirty (30) days after written request from Tenant, shall execute and deliver any document reasonably required by any supplier, lessor, or lender in connection with the granting, creating, or perfecting by Tenant of a security interest in and to Tenant's Property and any proceeds therefrom, pursuant to which Landlord shall waive, or subordinate, as the case may be, any rights It may have or acquire with respect to Tenant's Property, and any proceeds therefrom, if the supplier, lessor, or leader agrees in writing that:
(i) it will remove such Tenant's Property from ale Premises before the expiration of the Term or within ten (10) days after termination of this Lease and (ii) it will, at its sole cost and expense, make whatever restoration to the Premises or the Improvements that is necessitated by such removal.

     5.6   MAINTENANCE AND REPAIR

     Tenant agrees at all times from and after the Effective Date, and at Tenant's sole cost and expense, to repair, replace and maintain the Improvements located on the Premises (aria any utility lines located on or under or exclusively serving the Premises), in good, first-class condition arid repair, and in accordance with the requirements of the Operating Documents and any governmental authority or agency having jurisdiction thereof. Repair and maintenance shall include, but not be limited to, painting the exterior of the building no less often than every five (5) years, keeping the landscape watered and trimmed in a neat and attractive fashion and in keeping with the rest of the Town Center Project, keeping the Premises free of debris and clean and attractive. All glass, both exterior and interior is to be installed and maintained at the sole risk of Tenant, and any glass broken shall be promptly replaced by Tenant with glass of the same kind, size and quality, or as required by then applicable law.

     Upon any surrender of the Premises, Tenant shall redeliver the Premises to Landlord broom clean, ordinary wear and tear and casualty excepted. If Tenant refuses or neglects to make repairs and/or maintain the Premises, or any part thereof, as required by this Section 5.6, Landlord shall have the right but not the obligation), upon giving Tenant thirty (30) days written notice of its election to do so (or without notice in aft emergency), to make such repairs or perform such maintenance on behalf of and for the account of Tenant unless Tenant commences such repairs within said 30-day period and diligently completes the same. In such event, the cost of such work shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days after Tenant's receipt of a bill therefor.

     5.7   RIGHT OF ENTRY

     Landlord reserves the fight at all reasonable times and upon not less than 48 hours prior written notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or to the ground or underlying lessors; (ill) show the Premises to prospective tenants during the last eighteen (18) months of the Term; (iv) post notices of non-responsibility, (v) perform services required of Landlord; and (vi) perform any covenants of Tenant which Tenant fails to perform (subject to any notice and/or grace periods contained in this Lease). Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes: provided, however, each such entry shall be made in reasonable manner which, to the maximum extent reasonably possible, does not interfere with Tenant's business operations or security systems. Further, Tenant shall have the right to accompany Landlord during any such entry (except in the case of an emergency). Nothing herein contained shall imply any duty on the part of Landlord to do any such work which under any pro vision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant's default in failing to do the same.

6.   USE

     6.1   USE

     Tenant shall have the right to use the Premises solely for the construction and operation thereon of a cinema move theater consisting or no more than two thousand (2,000) seats (with ancillary on premises sales of non-alcoholic beverages and snack-type or fast food customarily sold at theaters in the community for consumption within the Premises, under the trade name "Cinema Star Luxury Theaters" ("Permitted Use"), and no other purpose whatsoever without Landlord's prior written consent. The Permitted Use shall exclude the showing of X-rated, nonrated or pornographic films, if the rate system is modified so that the x-rating is changed, this prohibition shall include those films which are included in the x-rating category on films as of the date of this Lease.
Tenant acknowledges that Landlord has agreed or may agree in the future to certain exclusive use requirements for tenants of the Project. Tenant agrees that Tenant shall not use the Premises for the operation of a restaurant with a pasta based menu, nor will Tenant use the Premises for the operation of a buffet style restaurant or cafeteria or cafeteria style restaurant (which shall include the concept of a so-called "home meal replacement" business such as, by way of example and not in limitation, the type of food operation presently operated by Boston Chicken, Hearth Express and/or Kenny Rogers Roaster) or a family style restaurant (a restaurant in which food is served in the middle of the table and shared by patrons). Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to a change in Tenant's Permitted Use, provided, however, the parties agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold its consent to any such proposed change in Permitted Use wherein one or more or the following apply: (i) in Landlord's reasonable judgment the proposed change in Permitted Use is not a use consistent with the character of the Project as a high quality, mixed-use project, or (ii) the proposed use would cause a violation of another lease within the Project or would give an occupant of the Project a right to cancel its lease or bring an action against Landlord, or
(iii) in Landlord's reasonable judgment the proposed change in Permitted Use will not generate at least the same amount of Percentage Rent as the current use, or (iv) in Landlord's reasonable judgment the proposed use would create an unreasonable burden on parking or create operational difficulties for other tenants of the Project or the City. Further, Tenant's use and occupancy of the Premises shall comply with the Operating Documents and all present and future laws and local ordinances. rules and regulations of governmental authorities having jurisdiction over the Premises. In addition, Tenant shall not change Tenants trade name without Landlord's consent, which consent shall not be unreasonably withheld, provided. however, Tenant shall have the right, without the consent of Landlord, but upon written notice to Landlord, to change Tenant's trade name to any trade name under which Tenant or any of its affiliates or subsidiaries operates the Permitted Use.

     Tenant shall not permit any display or sale of merchandise, or any storage or placement of merchandise, signs (except such signs that are approved by Landlord in accordance with this Lease and the Work Letter) or other objects outside the defined exterior walls, roof and permanent doorways of Tenants building.

     In order to provide for the orderly development and operation of the
Project:

           (a) Tenant shall not carry any merchandise or substance or perform any activity in relation to the use of the Premises which would (i) cause or threaten the cancellation of any insurance covering any portion of the Premises, or (ii) increase the insurance rates applicable to the Project over the rates which would otherwise apply to the Project unless Tenant shall pay the increased insurance cost on demand; and

           (b) Tenant agrees to abide by all reasonable rules and regulations of the Project as may be reasonably adopted from time to time by Landlord or under the Operating Documents (the "Rules and Regulations"), provided, however, in no event shall such Rules and Regulations be modified or enforced in any way by Landlord so as to materially interfere with Tenant's Permitted Use or discriminately enforced against Tenant,

           (c) Tenant shall either provide security or pay for security which the Landlord shall provide if the city manager so requests. The city manager's request will be made only after consultation with the Sheriffs Department and/or Police Chief or if the incident history at the Project warrants due to incidents involving theater patrons.

           (d) Tenant shall perform reasonable activities to discourage its patrons from loitering in the Premises or in areas surrounding the Premises. If, in the reasonable opinion of the city manager, security personnel are necessary to assist Landlord in discouraging loitering, Tenant shall either hire said security personnel, or pay Landlord's cost of hiring same.

           (e) Tenant shall monitor and clean up the Premises and the areas surrounding the Premises and the pedestrian sidewalks and parking garage to remove trash discarded by its patrons.

           (f) In order to reasonably manage parking requirements of the Project, the Tenant shall not hold special events or promotions which have the effect of attracting large numbers of patrons to the Premises on the evenings when the City Council or Planning Commission meets (currently Monday and Tuesday evenings). Landlord shall provide Tenant with at least thirty (30) days notice of any change in the days of the week the Council or Commission meet so that Tenant may schedule its events appropriately.

     6.2   SIGNAGE

     (a) Subject to Landlord's prior approval and Tenant's compliance with applicable codes, zoning ordinances and any other governmental requirements, Tenant may affix and maintain upon the glass panes and supports of the windows and upon the exterior walls of the Premises and in the parking areas on the Premises such signs, advertising placards, names, insignia, trademarks and descriptive materials as shall be used in the ordinary course of Tenant's business and consistent with the operation of the Premises as a first-class facility.

     (b) Tenant acknowledges that the entire cost of installation, maintenance and removal of all Tenant's signage permitted hereunder shall be borne solely by Tenant and Tenant shall maintain all such signage in good and proper condition in accordance with the Rules and Regulations and the Operating Documents, All Tenant signs shall at all times be and remain the property of Tenant and may he removed at Tenant's election, cost and expense at any time on or prior to the expiration or earlier termination of ute Term of this Lease.

     (c) Landlord shall place, construct and maintain Project directory(ies) in such location(s), as Landlord, in its sole discretion may determine, which directory(ies) shall be for the display of the business names of tenants in the Project. Tenant shall have the right to place a listing on the directory(ies) at a location and size and at such rates as Landlord may designate. Tenant shall pay the cost of fabricating and installing the listing(s) identifying Tenant and its pro rata share of the cost of constructing and operating and maintaining tile sign. Landlord shall have the sole right to determine and change from time to time the Type and number of such directory(ies) and the contents thereof including, but not limited to, size of letters, style, color and placement.

     (d) Landlord agrees to construct a twenty-five foot (25) high, multi-panel tenant directory sign (the "Directory") located as shown on the site plan attached as Exhibit "B". This directory sign shall be designated as shown on Exhibit "F" attached hereto.

     (e) Subject to the provisions of Subparagraph (f) below, Landlord agrees to make available, and Tenant agrees to rent, one pair of internally illuminated sign cabinets located at the top of the Directory, one on each side, for the Term of this Lease, Rent for the sign ("Signage Rent") shall be Seven Hundred Fifty Dollars ($750.00) per year, due and payable on the first day of each Lease Year, commencing on the Commencement Date.

     (f) Landlord shall have the right to determine the useful life of the Director and to remove it or deactivate it at Landlord's sole cost and discretion when the physical condition of the Director (Including damage) or the cost of its maintenance and repair warrants. Landlord shall provide Tenant ninety (90) days' written notice of its intent to remove or deactivate the Directory. In the event of removal or deactivation, Tenant shall be relieved of its obligation to pay Signage Rent, commencing with the first day that tile Directory is permanently taken out of service and shall be entitled to receive a prorated reimbursement of any Signage Rent paid for the unexpired balance of the Lease Year in which the Directory is removed from service.

     (g) Landlord agrees to maintain insurance coverage on the Directory' as long as it remains in service. In the event of damage due to a non-covered event, if Landlord agrees to reconstruct the Directory, Tenant shall bear the cost of repairing and/or replacing its individual sign face plates and copy only.

     (h) Tenant agrees that the nature of the materials used in the construction of its individual cabinet face plates and copy is such that they will periodically require refinishing, refurbishment or replacement to maintain the high quality appearance of the Directory. Accordingly, Tenant agrees to bear the cost of refinishing, refurbishing or replacing (at Landlord's option) Tenant's cabinet face places and copy at intervals no greater than eight (8) years, if in the opinion of Landlord, the condition of them warrant.


     6.3   CONTINUOUS OPERATION

     Commencing on the Commencement Date, Tenant agrees to be open to the public for business for the Permitted Use at least seven (7) days a week during the hours of operation generally utilized for theaters in Southern California, except while the Premises are untenantable by reason of casualty or condemnation and Tenant is performing its restoration obligations in accordance with this Lease.


     6.4   RADIUS RESTRICTION

     Tenant covenants and warrants that it will not, nor will any entity that controls, is controlled by or under common control with Tenant, during the Term, directly or indirectly, operate or own any type of theater business similar to the type of business then being operated by Tenant from the Premises within a one mile radius of the boundaries of the Project. The covenant shall not apply to any theaters existing at the Effective Date purchased by Tenant as part of Tenants business plan. This covenant shall be specifically enforceable by mandatory or prohibitory injunction by Landlord and Landlord shall be entitled to any of its other rights and remedies under this Lease (including, but not limited to, the remedy set forth in Section 3.2(e)) and all other remedies available to Landlord at law or in equity.


     6.5   FOOD SERVICE RESTRICTIONS

     Subject to compliance with all applicable laws and Tenant's Permitted Use of the Premises, Tenant shall be entitled to prepare food items within the Premises, utilizing equipment and ventilation systems or such other equipment and systems to be constructed and installed pursuant to the provisions of the Work Letter and this Lease. In any event, Tenant shall use all reasonable efforts to minimize the emission of obnoxious or objectionable odors and noises from the Premises. In addition, Tenant shall, at its sole cost and expense, cause all trash contained within the Premises to be emptied on a regular basis, and disposed of in trash container(s) approved by Landlord.

     6.6   COMPLIANCE WITH LAWS

     Tenant shall comply with all governmental laws, ordinances and regulations now in force, or which may hereafter be in force, applicable to the Premises and with any order, directive, or certificate of occupancy properly issued, all at Tenant's sole expense. In the event of any changes in laws, ordinances or regulations, Tenant shall be obligated to comply with such changes when and if such compliance is required under the applicable laws, ordinances and regulations. Without limiting the foregoing, Tenant shall be responsible for compliance with all requirements of the Americans With Disabilities Act of 1990 as it may be amended and as supplemented by further laws from time to time.

7.   REPRESENTATIONS AND WARRANTIES

     7.1   NO VIOLATION

     Landlord and Tenant hereby each represent and warrant to the other that their respective performance and compliance with the terms, provisions and conditions of this Lease do not and will not conflict with or result in any violation of any of the terms, conditions, or revisions of an agreement, obligation, judgment, decree, order, statute, rule or regulation applicable to Landlord or to Tenant.

     7.2   LANDLORD'S REPRESENTATIONS AND WARRANTIES

     Landlord hereby represents and warrants to Tenant that:

           (a)  Landlord is the owner in fee of the Premises,

           (b) Landlord has the full power) right and authority to enter into and execute this Lease, and

           (c) Those persons whose signatures are hereinafter evidenced on this Lease on behalf of Landlord are duly authorized signatories of Landlord, fully empowered to commit and bind Landlord to those certain terms, covenants and conditions set forth herein for die Term of this Lease.

     7.3   TENANT'S REPRESENTATIONS AND WARRANTIES

     Tenant hereby represents and warrants to Landlord that:

           (a) Tenant has the full power, right and authority to enter into and execute this Lease; and

           (b) Those persons whose signatures are hereinafter evidenced on this Lease on behalf of Tenant are duly authorized signatories of Tenant, fully empowered to commit and bind Tenant to those certain terms, covenants and conditions set forth herein for the Term of this Lease.

8.   INDEMNIFICATION

     Tenant agrees to protect, defend, indemnify and save harmless Landlord and Landlord's interest in the Project from and against any and all loss, damage and liability arising from (i) Tenant's failure to perform and observe its covenants hereunder, (ii) any act or omission of Tenant or its officers, agents, servants, employees, independent contractors, patrons, customers, licensees, subtenants, concessionaires or assignees (collectively, "Tenant Parties") respecting the Premises or the Project, (iii) the occupation, use, possession, conduct or management of the Premises by Tenant or the Tenant Parties, or (iv) any work or thing whatsoever done in or on the Premises by Tenant or the Tenant Parties; provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or its officers, agents, servants, employees, independent contractors or assignees (collectively; "Landlord Parties"). The provisions of this Article 8 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

9.   INSURANCE

     9.1   GENERAL LIABILITY

     Commencing upon Tenant's entry upon the Premises and thereafter during the Term of this Lease, Tenant shall carry and maintain commercial general public-liability insurance against claims for personal injury, death or property damage upon of about the Premises and the Improvements thereon. The amount of coverage shall be not less than Three Million Dollars ($3,000,000.00) combined single limit. During any construction, Tenant shall obtain a "course of construction" endorsement to such policies. The policies shall also insure Tenant's contractual liability under the indemnity provisions of this Lease and contain a cross- liability endorsement Tenant shall carry and maintain during the entire Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 9, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other types of insurance t)e in excess of that reasonably required by prudent landlords of comparable operations.

     9.2   FIRE AND EXTENDED COVERAGE

     Upon the commencement of construction of the Improvements and continuing thereafter during the Term of this Lease, Tenant shall carry and maintain fire and extended coverage ("All-Risk") insurance on the Premises and Improvements located thereon, in an amount not less than the full replacement costs of the Improvements. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 11.

     9.3   TENANT'S PERSONAL PROPERTY

     During the Term of this Lease, Tenant shall maintain in full force and effect on all Tenant's Property from time to time in, on or upon the Premises, fire and extended coverage ("All-Risks") insurance in the amount of the full replacement value thereof. Any policy proceeds shall be used for the repair or replacement of Tenant's Property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 11.

     9.4   OTHER COVERAGE

     Tenant shall also carry (i) workers' compensation insurance in compliance with all applicable laws and employer's liability insurance in the amount of at least One Hundred Thousand Dollars ($100,000) or such greater amount as may be required by law, (ii) insurance covering the full replacement cost of all plate glass located on the Premises (provided, however, that Tenant may self-insure this risk.

     9.5   POLICIES AND CERTIFICATE OF INSURANCE

     Evidence of all such insurance shall be promptly provided and all such policies shall provide that no cancellation shall be effective until at least thirty (30) days after receipt by Landlord and by Tenant of written notice thereof. The policies of insurance required under this Article 9 shall be issued by good, responsible companies, qualified to do business in the State of California, with a general policy holders' rating of at lease A and a financial rating of at least Class VIII as rated in the most currently available "Best's Key Rating. Guide". All policies shall name, as additional insureds, Landlord and such persons arid affiliated entities and lenders of Landlord as Landlord may reasonably request. Executed copies of certificates of such insurance shall be delivered to Landlord within ten (10) days after such policies are required to be obtained hereunder, and thereafter executed copies of renewal certificates of such Insurance shall be delivered to Landlord within twenty (20) days prior to the expiration of the term of each such policy. As often as any such policy shall expire or terminate, renewal of additional policies shall be procured and maintained by Tenant in like manner and to like extent. All policies required under this Lease shall be written as primary coverage nor contributing with or being in excess of any other coverage carried by Landlord. Tenant's coverage hereunder may be part of a blanket or umbrella policy if the same meets the requirements set forth, above. All policies of casualty insurance required hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Each party waives any rights of recovery against the other for injury or loss to property arising from any peril to the extent insured against under any casualty insurance policy carried by it, or required to be carried hereunder. Tenant shall cause the insurance companies issuing properly damage insurance waive any rights of subrogation that such companies may have against Landlord. Landlord will not unreasonably withhold approval, in Landlord's reasonable judgment (based on whether Tenant has the reasonable financial capability of meeting its financial obligations), of reasonable deductibles, which are reasonable in light of Tenant's net worth. Landlord may, in connection its approval, impose reasonable conditions and reporting requirements in connection with same.

10.  DAMAGE OR DESTRUCTION

     10.1  OBLIGATION TO RESTORE

     In case of damage to or destruction of the Improvements constructed by Tenant on the Premises, whether or not by a risk required to be covered by insurance as set forth in Article 9 of this Lease, this Lease shall not terminate and Tenant shall promptly restore, rebuild, replace or repair Improvements of comparable value as existed immediately prior to such damage or destruction. Such restoration, repair or rebuilding shall be commenced promptly butt in no event later than ninety (90) days after the casualty and shall thereafter be prosecuted with due diligence. Notwithstanding the foregoing, however, in the case 0L. damage to or destruction of the Improvements constructed by Tenant on the Premises during the last two (2) years of the Lease Term or during any renewal term that renders the Premises inaccessible or unusable for purposes of conducting Tenant's business, Tenant may elect to terminate this Lease by giving Landlord written notice of such election within sixty (60) days following the casualty, in which event Tenant shall have no obligation to restore, rebuild, replace or repair the Improvements, provided, however, Tenant shall, at its cost, (or with the proceeds of casualty insurance) clear the Premises of debris and return the same to a safe and dean condition, and deliver any insurance proceeds to Landlord in accordance with Section 10.5 below.

     Notwithstanding the foregoing, the proceeds of insurance payable on account of the casualty required to be carried under this Lease, whether actually carried or not (plus the amount of any deductible or self-insured retention level, which will be paid by Tenant) will be the "Restoration Fund." The Restoration Fund will be made available to pay the costs of such work, in the same manner as proceeds of a construction loan are subject to disbursement. Upon completion of ate work, any balance remaining shall belong Landlord.

     Tenant will not be required to incur costs for the restoration in excess of the Restoration Fund proceeds, but will cause the Improvements, to the extent feasible, to be restored: (i) to a complete architectural unit, (ii) in condition appropriate to permit continuation of Tenant's business operation, and
(iii) substantially the same value and utility as immediately before the casualty, to the extent feasible (taking into consideration. among other matters, the amount of the Restoration Fund).

     10.2  RECONSTRUCTION AND REPAIR REQUIREMENTS

     Tenant shall obtain Landlord's prior approval of all plans for reconstruction or repair work performed by Tenant which approval sh all not be unreasonably withheld or delayed, provided, however, such plans must comply with the requirements of the Operating Documents and otherwise satisfy the requirements set forth in the Work Letter.

     10.3  TENANT IMPROVEMENTS AND WAIVER OF TERMINATION

     The agreements contained in this Article 10 provide a material part of the consideration for this Lease and in bargaining for and obtaining its rights under this Article 10, Tenant waives any right to terminate this Lease under
Section 1932 and/or 1933(4) of We Civil Code of California.

     10.4  MUTUAL RELEASE

     Upon any termination of this Lease under any of the provisions of this
Article 107 the parties shall be released thereby without further obligations to the other party coincident with the surrender of possession of the Premises by Tenant to Landlord, except for items which have accrued prior to the surrender and remain unpaid, and except as expressly provided herein. Furthermore, in the event of termination, all proceeds from insurance policies maintained under Sections 9.2 shall be disbursed and paid to Landlord, less such amounts that are used by Tenant in clearing any debris from the Premises and returning the Premises to a safe and dean condition as required by Section 10.1 above.

     10.5  NO RENT ABATEMENT DURING RECONSTRUCTION

     There shall be no Rent abatement during repair or reconstruction of the Improvements or during that period after any casualty and prior to commencement of repair or reconstruction (unless the casualty was caused solely by the negligent or intentional act of Landlord); provided, that to the extent covered by airy loss of rents coverage that Tenant may elect to maintain for Landlord's benefit, Rent will be abated to the extent and during the period the Premises is not reasonably usable for the conduct of Tenant's business (but such abatement will be applicable only to the extent of loss of rents proceeds received by Landlord).

11.  CONDEMNATION

     (a) In case all of the Premises, or such part thereof as shall materially and substantially interfere with Tenant's ability to conduct its business upon the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shrill not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deductions for any estate or interest of Tenant (except the Improvements as described above); provided, however, in the event of such a taking, Tenant shall be entitled to such portion of the award as shall be attributable to the loss of the Improvements, and for damage to, or the costs of removal of, Tenant's Property. In the event he amount of property or the type of estate taken shall not materially and substantially interfere with the ability of Tenant to conduct its business upon the Premises, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to substantially their same condition prior to such partial taking to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Base Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration.

     (b) In the event of taking of the Premises or any part thereof for temporary use, (i) this lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term. For purposes of this Section 11(b), a temporary taking shall be defined as a taking for a period of one (1) year or less.

12.  OCCUPANCY TRANSACTIONS

     12.1  DEFINITIONS

     As used in this Article 12, the following definitions shall apply:

           "TRANSFER" means any voluntary, unconditional and present (i) assignment of some or all of Tenant's interest, rights and duties in the Lease and/ox the Premises. including Tenant's right to use, occupy and possess the Premises, or (ii) sublease of Ten ant's right to use, occupy and possess the Premises, in whole or in part, including a sub-sublease thereof or any assignment of a sublease or sub-sublease:

           "ENCUMBRANCE" means any conditional, contingent or deferred assignment, or conveyance voluntarily made by Tenant of some or all of Tenant's interest rights or duties in the Lease or the Premises, including Tenant's right to use, occupy or possess the Premises, in whole or in pan, including, without limitation, any mortgage, deed of trust, pledge, hypothecation, lien, or other security arrangement;

           "CHANGE OF CONTROL" means the transfer by sale, assignment, death, incompetency, trust, operation of law, or otherwise of any shares, voting rights or ownership interest which will result in a change in persons exercising, or who may exercise, effective control of Tenant, unless such change results from the trading of shares listed on a recognized public stock exchange. If Tenant is a private corporation whose stock becomes publicly held, the transfers of such stock from private to public ownership shall not be deemed a Change of Control;

           "OCCUPANCY TRANSACTION" means any Transfer, Encumbrance or Change of Control, or other arrangement whereby the identity of the person or persons using, occupying or possessing the Premises changes or may change, whether such change be of an immediate, deferred, conditional, exclusive, non-exclusive, permanent or temporary nature; and

           "TRANSFEREE" means the proposed assignee, sublessee, mortgagee, beneficiary, pledgee or other recipient of Tenant's interests, rights or duties in this Lease or the Premises in the Occupancy Transaction.

     12.2  RESTRICTIONS

     (a) Encumbrances. Except as provided in this Section 12.8 below. Tenant shall not make or consent to any Encumbrance.

     (b) Occupancy Transactions Other Than Encumbrances. Tenant shall not enter into, or consent to, an Occupancy Transaction, other than an Encumbrance, without first procuring Landlord's written consent, which Landlord shall not withhold unreasonably. The parties agree, however, that the manner of operation of the Premises and conduct of business thereon by Tenant will have an impact on the quality and reputation of the Project. Accordingly, the parties agree that in approving or disapproving of any proposed Occupancy Transaction, Landlord shall be entitled to take into consideration, by way of example and not limitation, any or all of the criteria set forth below and that it shall not be unreasonable for Landlord to withhold its consent if any of the following situations exist or may exist:

           (i) Use. The Transferee's contemplated use of the Premises following the proposed Occupancy Transaction is not the Permitted Use or change in use approved by Landlord pursuant to Article 6 above or Article
     21.10 below;

           (ii) Business Experience. In Landlord's reasonable business judgment, the transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease;

           (iii) Amendment to Lease. The Transferee requests an amendment of the Lease other than the identity of Tenant's, or

           (iv) Breach of Agreements. The proposed Occupancy Transaction would involve a change from the Permitted Use that would breach any covenant of Landlord respecting radius, location, use or exclusivity in any other lease, financing agreement or other agreement relating to the Project, including the Operating Documents; or

           (v) Financial Strength. The proposed Transferee does not have the financial strength, in the reasonable judgment of Landlord, to be able to operate the proposed business and pay the Rent required hereunder.

     12.3  CONDITION PRECEDENT

     Tenant shall not have the right or power to request Landlord's consent to, or to enter into, an Occupancy Transaction if there exists an uncured Event of Default (after expiration of any applicable notice and/or grace period) at the time of such request.

     12.4  PROCEDURES

     (a) Request for Consent. Should Tenant desire to enter into an Occupancy Transaction, Tenant shall give notice thereof to Landlord by requesting in writing Landlord's consent to such Occupancy Transaction at least forty-five
(45) working days before the proposed effective date of any such Occupancy transaction and shall provide Landlord with the following:

           (i) Description of Transaction. The full particulars of the proposed Occupancy Transaction including its nature, effective date, terms and conditions;

           (ii) Description of Transferee. A description of the identity, net worth and previous business experience of the Transferee, including, without limitation, copies of Transferee's latest income statement, balance sheet and change-of-financial-position statements (with accompanying notes and disclosures of all material changes thereto) in audited form, if available, and certified as accurate by the Transferee;

           (iii) Hazardous Materials. A description of the types and quantities of hazardous materials, if any, which the Transferee intends to bring onto the Premises;

           (iv) Additional Information. Any further information relevant to the transaction which Landlord shall have requested within fifteen (15) days after receipt of Tenant's request for consent; and

           (v) Tenant's Statement. A statement that Tenant intends to consummate the proposed Occupancy Transaction if Landlord consents thereto.

     (b) Period for Review. Within thirty (30) days after receipt of Tenant's request for consent, Landlord shall respond as follows:

           (i)    Consent 10 the Occupancy Transaction; or

           (ii)   Refuse to consent to the Occupancy Transaction.

     Landlord's failure to respond to Tenant within such thirty (30) day period shall be deemed Landlord's consent to the Occupancy Transaction.

     12.5  DOCUMENTATION AND EXPENSES

     Each Occupancy Transaction to which Landlord has consented shall be evidenced by an instrument made in such written form as is reasonably satisfactory to Landlord and executed by Tenant and Transferee. By such instrument, Transferee shall assume and promise to perform all the terms, covenants and conditions of this Lease which are obligations of Tenant. Tenant shall remain fully liable to perform its duties under the Lease following the Occupancy Transaction.

     12.6  NULLITY

     Any purported Occupancy Transaction consummated in violation of the provisions of the Article 12 shall be null and void and of no force or effect.

     12.7  NON-TRANSFERS

     Notwithstanding anything to the contrary contained in this Lease, neither
(i) an assignment to a single transferee of all or substantially all of the theaters of Tenant located within California, (ii) an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, nor (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer under this Article 12, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth in items (i) through (iii) above, that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. "Control," as used in this Section 12,7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (53%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one pet cent (51%) of the voting interest in, any person or entity.

     12.8  LEASEHOLD MORTGAGES

     (a) Notwithstanding anything to the contrary contained in the Lease, Tenant may at any time and from time to time without Landlord's consent, encumber. hypothecate, mortgage, pledge or alienate Tenant's leasehold estate and Tights hereunder as security for payment of any indebtedness of Tenant to an institutional lender, provided, however, such encumbrance, hypothecation, mortgage, pledge or alienation shall not encumber Landlord's fee title or reversionary inter test in or to the Premises and Landlord's right to receive Rent hereunder shall have priority over the rights of any Leasehold Mortgagee (as defined below). Any such encumbrance, hypothecation, mortgage, pledge or alienation shall be referred to herein as a "Leasehold Mortgage," and the holder of it Leasehold Mortgage shall be referred to herein as "Leasehold Mortgagees." A Leasehold Mortgagee may enforce its Leasehold Mortgage and acquire title to the leasehold estate in any lawful way and, pending foreclosure of such Leasehold Mortgage, such Leasehold Mortgagee may take possession of and operate the Premises, performing all obligations of Tenant under this Lease capable of being performed by such Leasehold Mortgagee, and upon foreclosure of such Leasehold Mortgage by power of sale, judicial foreclosure, or upon acquisition of the leasehold estate by deed in lieu of foreclosure, the Leasehold Mortgagee may, upon notice to Landlord, sell and assign the leasehold estate hereby created subject to the requirements of this Lease (including subsection (d) below). Notwithstanding any such Leasehold Mortgage, in no event shall Tenant he released from any of its obligations under this Lease (even in the event any Leasehold Mortgagee or any successor acquires title to such leasehold estate).

     (b) Landlord, concurrently with the delivery to Tenant of any notice of a default or breach under this Lease, shall provide a copy of such notice to any Leasehold Mortgagee, so long as Landlord has. previously been informed of the name and address of such Leasehold Mortgagee in the manner and by the means provided for in Section 20.14 of this Lease and Tenant has previously delivered a copy of such Leasehold Mortgage to Landlord. There shall be only one such Leasehold Mortgage at a given time. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been so provided to any Leasehold Mortgagee of which Landlord has notice, Landlord may not terminate this Lease because of Tenant's default or breach if, within the Cure Period (as provided below), any such Leasehold Mortgagee shall have (i) cured all defaults or breaches described in said notice which can be cured by die payment of money; or (ii) if any such defaults or breaches are not curable by the payment of money and require possession of the Premises, commenced to cure such defaults or breaches and continue diligently to prosecute the same towards completion (including foreclosure if necessary to gain possession of Premises). If the Leasehold Mortgagee ceases its effort to cure any such default, fails to keep all Rent current, or discontinues the foreclosure proceedings without effecting the cure of such default, then Landlord shall have no further obligation hereunder to forebear the termination of this Lease. The "Cure Period" under this Section 12.8(b) will commence on receipt of written notice by the Leasehold Mortgagee as to the default or breach by Tenant and end twenty (20) days after the running of any notice or grace period permitted to Tenant in this Lease.

     (c) Upon a Leasehold Mortgagee's request to Landlord within thirty (30) days after such Leasehold Mortgagee's acquisition of such leasehold, Landlord shall enter into a new lease with such Leasehold Mortgagee covering the Premises covered by the foreclosed Lease if suck Leasehold Mortgagee (i) gives notice of request prior to or concurrently with such termination or foreclosure, (ii) pays all costs resulting from default and termination and associated with such new lease (including Landlord's attorneys' fees and costs), and (iii) remedies all defaults construed as though the Lease had not been terminated (including, but not limited to, the payment of all Rent and other charges that, but for such termination, would have become due under this Lease up to and including the commencement of the term of such new lease). The new lease shall be for the remainder of the Term of lids Lease, effective at the date of termination or foreclosure, and in the form of this Lease, including, but not limited to, at the Rent and on all of the covenants, agreements, conditions, provisions, restrictions and limitations contained in this Lease (including the restrictions on use contained in Article 6).

     (d) No Leasehold Mortgagee or purchaser at foreclosure shall be entitled to become the owner of Tenant's interest in this Lease unless such Leasehold Mortgagee or purchaser shall first have delivered to Landlord and agreement reasonably acceptable to Landlord, executed in recordable form, wherein and whereby such Leasehold Mortgagee or purchaser (i) assumes the performance or all of the terms, covenants and conditions of this Lease, and expressly confirms that the same are in full force and effect, (ii) agrees to use the Premises 35 a theater (or such other use as may be reasonably approved by Landlord in accordance with Article 6 hereof) in accordance with all of the requirements of this Lease (including Article 6) and (iii) otherwise satisfies the requirements of this Article 12 concerning an assignment of this Lease.

13.  TENANT'S DEFAULT

     13.1  TENANT'S DEFAULT

     Each of the following shall constitute an "Event of Default" by Tenant hereunder:

           (a) If Tenant shall fall to make payment of Rent or any other amount due and owing hereunder when and as the same shall become due and payable, and such failure shall continue for a period of ten (10) days following written notice of such default by Landlord to Tenant. Such written notice shall be in lieu of and not in addition to any notice required under Section 1161 of the Civil Code of Procedure of California or any similar or superseding statute; or

           (b) If Tenant shall fail in the performance of or compliance with ally of the covenants, agreements, terms, or conditions contained in this Lease other than that referred to in the foregoing subsection 13.1(a), and such failure shall continue for a period of thirty (30) days following written notice of such failure by Landlord to Tenant, provided that if the nature of such default is such that the same cannot reasonably be cured within a 30-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such 30-day period and thereafter diligently proceeds to rectify and cure said default as soon as possible. Such written notice shall be in lieu of and not in addition to any notice required under Section 1161 of the Civil Code of Procedure of California or an similar or superseding statute; or

           (c) To the extent permitted by law, if a general assignment has been made by Tenant or any guarantor of the Lease for the benefit of creditors, or if there is a filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee a: receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within sixty (60) days, or in the event of arty execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within sixty (60) days.


     13.2  CUMULATIVE REMEDIES

     Upon the occurrence of an Event of Default, Landlord shall have all the remedies set forth in this Article 13 and as provided under California law, including, without limitation, California Civil Code Sections 1951.2, 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover Rent as it becomes due, if lessee has the fight to sublet or assign, subject only to reasonable limitations) and 1951.5, These remedies are not exclusive; they are cumulative and in addition to any and all remedies now or later allowed by law or in equity.


     13.3  TENANT'S RIGHT TO POSSESSION NOT TERMINATED

     Upon the occurrence of an Event of Default, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover Rent as it becomes due, if lessee has right to sublet or assign. subject only to reasonable limitations). Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant's right to possession by written notice thereof to Tenant, and Landlord shall have the right to enforce Tenant's obligations hereunder amid to collect Rent and all other amounts hereunder when due. During the existence of an Event of Default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant's account. In such event, Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, broker's commissions and like costs. Reletting can be for a period shorter or longer than the remaining Term of this Lease, but Tenant shall only be responsible for broker's commissions attributable to the remaining Term of this Lease. No act by Landlord allowed by this Section 13.3 shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease, If Landlord elects to relet the Premises as provided in this Section 13.3, the Rent that Landlord receives from reletting shall be applied to the payment of first, any indebtedness or other costs and expenses hereunder owing from Tenant to Landlord other then Rent due from Tenant; second, all costs, including for maintenance, incurred by Landlord in resetting, and third, Rent due and unpaid under this Lease. After deducting the payments referred to in this Section 13.3, any sum remaining from the rent Landlord receives from reletting shall be held by Landlord (without interest thereon or liability therefor) and applied in payment of future Rent as Rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under the Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay. to Landlord, in addition to the remaining Rent due, all costs, including for maintenance, incurred by Landlord in reletting that remain after applying the Rent received from the reletting as provided in this Section 13.3.


     13.4  TERMINATION OR TENANT'S RIGHT TO POSSESSION

     Upon the occurrence of an Event of a Default, Landlord can terminate this Lease and Tenant's right to possession of the Premises at any time. No act by Landlord tither than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of this Lease or of Tenant's right to possession. On termination, Landlord has the right, in addition to any and all other rights of Landlord hereunder, in equity, or at law, to recover from Tenant the following:

           (a) The worth at the time of the award, of the unpaid Rent that had been earned at the time of termination of this Lease;

           (b) The worth, at the time of the award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until tile time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;

           (c) The worth, at tile time of the award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided, and

           (d) Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default.

     "The worth, at the time of the award," as used in (a) and (b) of this
Section 13.4, is to be computed by allowing interest at the Interest Rate. "The worth at the time of the award," as referred to in (c) of this Section 13.4, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

14.  LANDLORD'S DEFAULT

     Should Landlord default in the payment of any obligation under any mortgage, trust deed, judgment, assessment, tax or other encumbrance affecting die Premises, or fail to perform any obligation specified under this Lease, and if such default is not cured by Landlord within thirty (30) days after Tenant has specifically notified Landlord in writing of such default (excepting there from the event when Landlord may be in default but has undertaken to cure the default and thereafter diligently pursues the cure to completion), Tenant shall have the right, but not be obligated, to pay or discharge any such obligation following delivery to Landlord of an additional written notice of Tenant's election to do so. Should Tenant elect to pay or discharge any such obligation, Landlord shall, within thirty (30) calendar days from the date of Tenant's written demand, reimburse Tenant for the reasonable costs incurred by Tenant in connection therewith, including, but not limited to, reasonable attorneys' fees. Tenant's written demand shall specify and breakdown in reasonable derail the nature of all sums expended. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying Rent due hereunder as a result of any default by Landlord. Tenant will not have the right to terminate this Lease for such default. in the event of such default, Tenant shall have all remedies available under law for breach of contract, including (without limitation) the right. of specific performance; provided, however, that in no event shall Landlord be liable under any circumstances to Tenant for any loss of profits arising in connection with such default by Landlord. In addition, Landlord will be liable for a late charge and interest at the Interest Rate, on the same basis as provided above for nonpayment or Rent.

     Any mortgagee of Landlord which has notified Tenant of its address in the manner provided for notices in this Lease will have the sight to cure Landlord's defaults under this Section. The cure period will commence on notice of such mortgagee of the default and extend for a period ending twenty (20) days after the end of the time period for Landlord to cure a default.

16.  HOLDING OVER

     Any holding over by Tenant after this Lease has expired shall, at Landlord's option, be considered an extension of this Lease on a month to month basis only, on the same terms and conditions set forth herein except for monthly Rent which shall thereafter be at the rate of one hundred fifty percent (150%) of the Base Rent due during the last furl month of the Term.

16.  SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

     This Lease shall (subject to Landlord's obligation to deliver to Tenant tie nondisturbance agreement as provided below) be subject arid subordinate to all present and future around or underlying leases of the Premises or the Project and to the lien of any mortgage or trust deed, now or hereafter in force against the Premises or the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing tat this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set-offs whatsoever, to the purchaser or an successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. provided that such purchaser shall not be disturbed so tong as Tenant faithfully performs all of the duties and obligations of Tenant hereunder. Tenant shall, within fifteen (15) days of request by Landlord, execute and deliver to Landlord such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases and Tenant's agreement to attorn, subject to Tenant's obtaining from such mortgagee or beneficiary a non-disturbance agreement executed by such mortgagee or beneficiary, providing, anions other things, that, as long as Tenant is not in default hereunder, this Lease shall remain in effect for the tall Lease Term.

17.  UTILITIES AND SERVICES

     Tenant agrees to pay all charges for utilities and services used by it at the Premises, including, but not limited to, gas, electricity, telephone, sanitary sewer, storm drainage, domestic water, fire protection, water and trash collection. Landlord shall not be liable in damages or otherwise for any failure, interruption or lack of availability of any utility or other service. No such failure, interruption or lack of availability shall entitle Tenant to terminate this I ease or withhold or abate Rent or other sums due hereunder.

     Tenant agrees to purchase from Landlord irrigation water for the Premises in accordance with the requirements set forth on Exhibit "D" attached hereto. The price for suet water shall be at rates established by Landlord from time to time, but in no event greater than the then-existing rate charged by Vallecitos Water District for potable water.

18.  ESTOPPEL CERTIFICATES

     Tenant agrees at any time and from time to time upon not lens than twenty
(20) days' notice by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), (ii) whether or not there are then existing any offsets or defenses against the enforcement of any of the terms, covenants or conditions hereof upon the part of Tenant to be performed (and if so specifying the same); (iii) the dates to which the Rent arid other charges have been paid, and (iv) such other matters as may reasonably be requested, it being intended that any such statement delivered pursuant to this Section may be relied upon by Landlord, its lenders, and any prospective purchaser of the fee or proposed lender on the security of the fee of the real property comprising the Premises. The provisions of this Article 18 are hereby deemed to be reciprocal to the extent contextually applicable.

19.  COMMON AREA

     (a) As used herein, the term "Common Area" shall mean landscape areas, access routes and areas designed for pedestrian traffic or use and all realty and improvements in or at the Project (including any Common Area located on the Premises) now or hereafter designated by Landlord for the general benefit of the Project. Each tenant, including Tenant, will be responsible for maintaining the Common Area located on each tenant's portion of the Project. Landlord agrees to maintain and operate, or cause to he maintained and operated, the portion of the Common Area shown highlighted in yellow on the Site Plan attached as Exhibit "B" at all times following completion thereof. Tenant shall pay to Landlord, during the Term of this Lease as Additional Rent, the sum of Five Thousand Seven Hundred Sixty-Eight Dollars ($5,768.00), as Tenant's annual share of Common Area expenses (the "CAM Contribution"). The CAM Contribution sum shall be due and payable on the first day of each Lease Year, commencing on the Commencement Date.

     Commencing with the second Lease Year and continuing with each succeeding Lease Year, if the CAM costs have increased over the previous year, the CAM Contribution will be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number; provided, however, the increase shall not exceed five percent (5%) per year over the previous year's CAM Contribution. The "Base Index Number" shall be the level of the Index most recently published prior to the Commencement Date; the "Current Index Number" shall be the level of the Index most recently published prior to the date which the adjustment is to take place, and the "Index" shall be the Consumer Price Index - Urban Wage Earners and Clerical Workers (San Diego, California, All Items Base 1982- 84=100) or any successor index thereto as hereinafter provided. If publication of the Index is discontinued, or if the basis of calculating the Index is materially changed, then Landlord shall substitute for the Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority closely approximating the result which would have been achieved by the Index.

     (b) The Common Areas, whether presently existing or subsequently developed, in the Project will be available for the use in common by tenants of the Project (subject to Tenant's right of exclusive use of the loading docks, entry and circulation space and parking within the Premises) (which parking shall be subject to the Parking Agreement defined in Section 1.2 above). Landlord may construct additional parking structures or facilities within the Common Areas in the Project but outside of the Premises, and may make other additions and enhancements to the Common Areas outside of the Premises.

     (c) Landlord may make and enforce reasonable rules and regulations consistent with this Lease for the purpose of regulating the use of access, parking and other Common Areas outside of the Premises. Each party will cause its tenant and their respective customers, employees, independent contractors and invitees to comply with such reasonable rules and regulations.

     (d) In the event Tenant fails to maintain and repair its common access ways or Common Areas within the Premises, Landlord may, at its option, provide Tenant with notice of Tenant's failure and an opportunity for Tenant to correct the maintenance failure within thirty

(30) days from said notice. If Tenant fails to cure the failure within said thirty (30) days, (i) notify Tenant in writing that Landlord intends to perform the maintenance responsibilities itself at Tenant's cost at least sixty (60) days before the effective date of the transfer of responsibility, and (ii) thereafter assume the responsibilities of Tenant under this Section as to Common Areas within the Premises as Landlord's Common Area Maintenance responsibility. In such event Tenant shall pay Landlord's actual cost of maintenance within twenty (20) days of receipt of Landlord's invoice for same.

     (e) Both Landlord and Tenant recognize that the maintenance of die quality and utility of the parking, access and improvements in the Common Areas is essential for the use and enjoyment of Tenant and other tenants of the Project. Landlord agrees that it will require the tenants of the Project to provide parking which meets City code requirements subject to reasonable credit for reciprocal parking arrangements. Landlord or Tenant may temporarily close the. Common Areas) or portions thereof, as appropriate) on their respective properties to make repairs or changes, or to prevent the acquisition of public rights, and may do such other acts in and to the Common Areas as are (in such parties' reasonable judgment) necessary to improve their utility and value to tenants of the Project.

20.  MISCELLANEOUS PROVISIONS

     20.1  NOTICES

     All notices, approvals, requests, demands and other communications permitted or required to be given under this Least shall be writing and shall be deemed and duly served or given when actually delivered, if personally delivered (including delivery by Federal Express. Express Mail or other similar overnight courier which confirms delivery in writing), or if sent by certified mail, postage prepaid, return receipt requested, then (a) when delivered to the address of the party by the U.S. Postal Service, or (b) in the case of refusal to accept delivery or inability to deliver the notice, the date of the attempted delivery or refusal to accept delivery. Any notice under this Lease may also be given by facsimile or other telecommunication device capable of transmitting and creating a written record, effective on receipt. Such notices shall be addressed to the addresses of the parties set forth below Landlord and Tenant may, from time to time by notice to the other, designate another place for receipt for future notices. The foregoing methods of Service shall be exclusive and Tenant hereby, waives, to the fullest extent permitted by law, the right to any other method of service required by any statute or law now or hereinafter in effect.


     To Landlord:             City of San Marcos
                              One Civic Center Drive
                              San Marcos, California 92069
                              Attn: City Manager

     To Tenant:               Cinema Star Luxury Theaters, Inc.
                              431 College Blvd.
                              Oceanside, California 92057
                              Attn: John Ellison, Jr.
                              Fax: 619-630-8593

     20.2  HEADINGS

     The headings of the Articles and Sections of this Lease are for convenience only and do not in any way limit, amplify or otherwise affect the covenants and agreements contained in this instrument.


     20.3  MORTGAGEE PROTECTION

     In the event of any default on the part of Landlord hereunder, Tenant will give notice in compliance with the requirements of Section 20.1 to any beneficiary of a deed of trust or to any mortgagee under a mortgage covering the Premises whose address shall have been furnished to Tenant, and shall permit such beneficiary or mortgagee the period of time to cure tile default as provided in Section 12.8(1)) for cures by the Leasehold Mortgagee in Section 12.8(b).

     20.4  FORCE MAJEURE

     Except as expressly provided herein, in the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder (excluding Tenant's obligations to pay Rent or any other amounts due hereunder) by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason beyond their control (financial ability excepted), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

     20.5  BINDING EFFECT

     The provisions of this instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, subject to Article 12.


     20.6  MODIFICATIONS

     Any alteration, change or modification of or to this Lease, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party hereto.


     20.7  APPLICABLE LAW

     This Lease shall be governed by, and construed in accordance with, the laws of the State of California.

     20.8  PARTIAL INVALIDITY

     If any term, provision, condition or covenant of this Lease or the application thereof to any party or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Lease, or the application of such term, provision, condition or covenant to persons or circumstances under those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     20.9  BROKERAGE COMMISSION

     Landlord and Tenant each warrants to the other that it has had no dealings with any person that will be entitled to a broker's or finder's fee in connection with this Lease, however a facilitation fee shall be due to Koll Real Estate Group from Landlord in accordance with Landlord's separate agreement. Each party hereto shall indemnify and hold harmless the other party hereto from and against any and all losses, damages, liabilities, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees and related costs) resulting from any claims that may be asserted against such other party by any real estate broker, finder or intermediary arising from any act of the indemnifying party in connection with this Lease.

     20.10 COVENANTS RUNNING WITH THE LAND

     All of the covenants, agreements, conditions and restrictions set forth in this Lease are intended to be and shall be construed as covenants running with The land, binding upon, inuring to the benefit of and enforceable by and against the parties hereto and their successors-in-interest.

     20.11 MEMORANDUM OF LEASE

     This Lease shall not be recorded; however, at Tenant's request, Landlord will execute and acknowledge a memorandum of this Lease ("Memorandum of Lease") in a form reasonably acceptable to Landlord. Tenant shall pay any recording charges or other costs incurred in connection with or as a result of the recordation of the Memorandum of Lease. Tenant shall not record any other instrument affecting the Premises or the Project without the prior written consent of Landlord, which consent shall not be reason ably withheld. Tenant shall, upon the expiration or earlier termination of this Lease, execute, acknowledge and deliver to Landlord a quit-claim deed to the Premises.

     20.12 RELATIONSHIP OF THE PARTIES

     The relationship of the parties hereto is that of Landlord and Tenant, and it is expressly understood and agreed that Landlord does not in any way, nor for any purpose, become a partner of Tenant or a joint venturer with Tenant in the conduct of Tenant's business, or otherwise, and that the provisions of any agreement between Landlord and Tenant relating to Rent, are made solely for the purpose of providing a method whereby rental payments are to be measured and ascertained.

     20.13 ENTIRE AGREEMENT

     This Lease contains the entire agreement of the parties hereto with respect to the matters covered hereby. and no other agreement, statement or promise made by any party hereto, or to any employee, officer, or agent of any party hereto, which is not contained herein, shall be binding or valid.

     20.14 SALE OF PREMISES

     In the event Landlord shall sell, convey, transfer or exchange its fee title to the Premises, Tenant agrees to recognize and attorn to the purchaser or transferee as the Landlord hereunder (provided that this Lease and all its terms and conditions are recognized by such purchaser or assignee and provided the transaction is a bona tide sale, not a transfer to avoid liability by Landlord to Tenant) and Landlord shall be and is hereby relieved and released from any liability, under any and all of its covenants and obligations hereunder arising out of any act, occurrence or event arising after such sale, conveyance, transfer or exchange.

     20.15 ATTORNEYS' FEES

     In the event of a bringing of an action or suit by a party hereto against another party or parties hereunder or an agreed arbitration arising out of or related to this Lease, the party in whose favor final award or judgment is entered shall be entitled to have and recover from the other party or parties all costs and expenses of suit or arbitration, including reason able attorneys' fees ("Costs"), all of which shall be deemed to have accrued upon the commencement of such action. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of all Costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this Section, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in the following: (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy and debtor and third party examinations;
(iv) discovery; and (v) bankruptcy litigation.

     20.16 TIME

     Time is of the essence With respect to the performance of every provision of this Lease.

     20.17 COPIES

     At the option of either party, this Lease may be executed in multiple copies, all of which shall be deemed originals.

     20.18 WAIVER

     No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing and signed by Landlord.

     20.19 ACCORD AND SATISFACTION

     No payment by Tenant or receipt by Landlord of a lesser amount than the full amount of Rent shall be deemed to be other than on account due under this Lease, Nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

     20.20 EXECUTION OF LEASE

     The submission of this Lease for execution does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

     20.21 CORPORATE GOOD STANDING

     Tenant hereby covenants and warrants that (i) Tenant is in good standing as of the date hereof, (ii) Tenant is a duly qualified corporation and all steps have been taken prior to the date hereof to qualify Tenant to do business in California, and (iii) all future forms, reports and/or other documents or fees necessary to comply with that laws applicable to Tenant's corporate status will be filed or paid when due, and such corporation shall remain in good standing with the Secretary of State of California and of the state in which Tenant is incorporated during the Term here of.

     20.22 DILIGENT CONSTRUCTION

     Tenant shall use reasonable efforts to perform or cause Tenant's contractor to perform all work in the making and/or installation of any repairs, alterations or Improvements in a manner so as to avoid any labor disputes which causes or is likely to cause stoppage or impairment of work or delivery services or any other services in the Project. In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall use reasonable efforts to immediately undertake such action as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (i) removing all disputants from the job site until such time as the labor dispute no longer exists, (ii) seeking an injunction in the event of a breach of contract between Tenant and Tenant's contractor, and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

     20.23 LIMITATION ON LIABILITY

     In consideration of the benefits accrued hereunder, Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Project (excluding the Civic Center), and the obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, trustees, officers, staff, council persons or shareholders of Landlord or the Redevelopment Agency of The City of San Marcos, and Tenant shall not seek recourse against the individual partners, directors, trustees, officers, staff, council persons or shareholders of Landlord or The Redevelopment Agency of the City of San Marcos or any of their personal assets for satisfaction of any liability in respect to this Lease.

     20.24 IDENTIFICATION OF TENANT

     If there is more than one party constituting Tenant, then each of such party's obligations hereunder shall be joint and several, and any one of them shall act for all others in every regard with respect to this Lease (including, but not limited to, any renewal, extension, expiration, termination or modification hereof).

     20.25 LANDLORD'S TITLE

     Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

     20.26 FINANCIAL STATEMENTS

     In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord from time to time (but not more often than twice during any twelve (12) month period) with current financial statements reflecting Tenant's financial condition. Such financial statements shall be prepared in accordance with generally accepted accounting principles.

     20.27 RIGHT TO LEASE

     Subject to Section 20.31 below, Landlord reserves die absolute fight to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgement shall determine to best promote the interests of the Project.

     20.28 PROJECT NAME AND SIGNAGE

     Landlord shall have the right at any time to change the name of the Project (or portions thereof) and to install, affix and maintain any and all signs on the exterior arid on the interior of the Project (except the Premises) as Landlord may, in Landlord's reasonable discretion, desire.

     20.29 LAND USE DECISIONS

     The commitments of Landlord as set forth herein shall in no way bind or influence the actions or decisions of the City of San Marcos with respect to any land use action or decision, or any process of review required by the California Environmental Quality Act with respect to any land use action or decision. The commitments of Landlord as set forth herein do not express or imply any predetermination or predisposition with respect to any action or decision which may be required by the City of San Marcos by virtue of the performance of its regulatory duties and responsibilities.

     20.30 EASEMENTS OVER PREMISES

     Tenant agrees to execute any such easements or other documents reasonably necessary to insure the occupant(s) of the Project (and their employees, guests and invitees) or utility providers access over and across any common access ways or common utility lines within the Premises, and provided that Tenant has approved in writing the location of such access ways and utility lines and reserved the fight to relocate such access ways and lines in connection with its development and use of the Premises, provided 'hat such easements or other documents will not materially and adversely affect Tenant's use of the Premises.

21.  HAZARDOUS MATERIALS.

     21.1  USE, STORAGE, HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS

     Except as provided herein, Tenant shall neither cause nor permit any Hazardous Materials (as such term is defined in Section 21.9) to be used, generated, stored, transported, handled or disposed of in or about the Premises at any time following the Effective Date (such activities are hereinafter referred to as "Environmental Activities"). This prohibition shall extend to the Tenant Parties and Tenant shall be responsible for assuring compliance by such persons with the foregoing prohibition. Notwithstanding the foregoing, and subject to Tenant's covenant to strictly comply with all "Hazardous Materials Laws" (as such term is defined in Section 21,2 below) and all other terms and conditions of this Article 21, Tenant and the Tenant Parties may bring upon, keep and use in or about the Premises (a) general office, and kitchen supplies typically used in such areas in the ordinary course of business, such as copier toner, liquid paper. glue, ink and cleaning solvents, for use in the manner for which they were designed, in such amounts as may be normal for the business operations conducted by Tenant on the Premises, and (b) only those additional Hazardous Materials consented to by Landlord in writing, which consent shall be in Landlord's sole discretion. in connection with seeking any such consent, Tenant shall deliver to Landlord a description of handling, storage, use and disposal procedures. Notwithstanding the foregoing, Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device on the Property except those devices which are required by health laws.

     21.2  COMPLIANCE WITH LAWS

     Tenant, at its sole cost and expense, shall comply and shall cause the Tenant Parties to comply, with all federal, state and local laws, ordinances and regulations and all rules, licenses, permits, orders, decrees and judgments relating to Environmental Activities (collectively referred to as "Hazardous Materials Laws") conducted by Tenant or any of the Tenant Parties on the Premises. Tenant's breach of any of its covenants or obligations under this
Article 21 shall constitute a material default under this Lease. The obligations of Tenant under this Article 21 shall (i) survive the expiration or earlier termination of this Lease without any limitation, (ii) constitute obligations that are independent and severable from Tenant's covenants and obligations to pay Rent under this Lease, and (iii) inure to the benefit of, and be enforceable by, Landlord, its assignees and successors-in-interest to the Premises.

     21.3  EXCULPATION OF LANDLORD

     Other tenants of the Project may be using, handling or storing certain Hazardous Materials in connection with such tenants' use of their premises. The failure of another tenant to comply with applicable laws and procedures could result in a release of Hazardous Materials and contamination to improvements within the Project or the soil and ground water thereunder. In the event of such release, the tenant responsible for the release, and not Landlord, shall be solely responsible for any claim, damage or expense incurred by Tenant by reason of such contamination.


     21.4  DISCLOSURE AND NOTIFICATION

     Landlord may, from time to time (but no more often than annually) (each such date being hereafter referred to as a "Disclosure Date"), reasonably request that Tenant disclose to Landlord the names and amounts of all Hazardous Materials other than general supplies referred to in Section 21.1, which were used, generated, treated, handled, stored or disposed of on the Premises or which Tenant intends to use, generate, treat, handle, store or dispose of on the Premises, for the year prior to and after such Disclosure Date. The foregoing in no way shall limit the necessity for Tenant obtaining Landlord's consent pursuant to Section 21.1.

     Tenant shall immediately advise Landlord in writing of, and provide Landlord with a copy of (i) any notices of violation or potential or alleged violation of any Hazardous Materials Laws which are received by Tenant from any governmental agency concerned with Tenant's Or Tenant's Agent's Environmental Activities, (ii) any and all inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to Tenant or the Premises; (iii) all claims made or threatened by any third party against Tenant or the Premises relating to any Hazardous Materials, and (iv) any release of Hazardous Mate, mats on or about the Premises or the Project which Tenant knows of or reasonably believes may have occurred.


     21.5  INSPECTION OF PREMISES

     In the event that Landlord reasonably believes that Tenant is in violation of any of Tenant's duties or obligations under this Article 21, Landlord may require that Tenant retain a registered environmental consultant (the "Consultant") reasonably acceptable to Landlord to conduct an investigation of the Premises ("Environmental Assessment") (i) for Hazardous Materials contamination in, about or beneath the Premises and (ii) to assess all Environmental Activities on the Premises for compliance with all applicable laws, ordinances and regulations and for the use of procedures intended to reasonably reduce the risk of a release of Hazardous Materials. The Environmental Assessment shall be performed in a manner reasonably calculated to discover the presence of Hazardous Materials contamination and shall be of a scope and intensity reflective of the general standards of professional environmental consultants who regularly provide environmental assessment services in connection with the transfer or leasing of real property. Additionally, the Environmental Assessment shall take into full consideration the past and present uses of the Premises by Tenant or any of the Tenant Parties and other factors unique to the Premises. The cost of the Environmental Assessment shall be paid by Landlord unless Landlord reasonably determines that Tenant violated a duty or obligation set forth in this

Article 21, in which event the entire cost thereof shall be paid by Tenant as Additional Rent. Tenant shall comply, at its sole cost and expense, with all reasonable recommendations contained in the Environmental Assessment, including any recommendation with respect to the precautions which should be taken with respect to Environmental Activities on die Premises by Tenant or any of the Tenant Parties or any recommendations for additional testing and studies to detect the presence of Hazardous Materials. Tenant covenants to reason any cooperate with the Consultant and to allow entry and reasonable access to all portions of the Premises for the purpose of Consultant's investigation.


     21.6  INDEMNIFICATION OF LANDLORD

     Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord, its directors, officers, employees, agents. assigns and any successors to Landlord's interest in the Premises, harmless from and against any and all loss, cost, damage, expense (including reasonable attorneys' fees), claim, cause of action, judgment, penalty, fine or liability directly or indirectly relating to or arising from (i) any Environmental Activity on the Premises by Tenant or any of the Tenant Parties during the Term of this Lease,
(ii) any remedial or clean-up work undertaken by or for Tenant in connection with its Environmental Activities or its compliance with Hazardous Materials Laws or (iii) the breach by Tenant of any of its obligations and covenants set forth in this Article 21. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord with respect to any Hazardous Materials which were not used, generated, stored, transported, handled or disposed of in or about the Premises by Tenant or Tenant's Agents, such as Hazardous Materials which may migrate onto or under die Premises front another source. Landlord shall have the right but not the obligation to join and participate in any legal proceedings or actions initiated in connection with Tenant's Environmental Activities. Landlord may also negotiate, defend, approve and appeal any action taken or issued by any applicable governmental authority with regard to contamination of the Premises by a Hazardous Materials. Any costs or expenses incurred by Landlord for which Tenant is responsible under this Article 21 or for which Tenant has indemnified Landlord shall be reimbursed by Tenant on demand as Additional Rent.


     21.7  REMEDIATION

     If any Environmental Activities undertaken by Tenant or any of the Tenant Parties result in contamination of the Premises or any other portion of the Project or the soil on ground water thereunder, subject to Landlord's prior written approval and any conditions imposed by Landlord, Tenant shall promptly take all actions, at its sole expense arid without abatement of Rent, as are necessary to return the affected portion of the Project, the Premises and the soil and ground water to the condition existing prior to the introduction of the contaminating Hazardous Material. Landlord's approval of such remedial work shall not be unreasonably withheld so long as such actions will not cause a material adverse effect on the Premises after expiration of the Term or any material adverse effect on the Project. Landlord shall also have the right to approve any and all contractors hired by Tenant to perform such remedial work. All such remedial work shall be performed in compliance with all applicable laws, ordinances and regulators and in such a manner as to minimize any interference with the use and enjoyment of the Project Appearance of a Hazardous Material in or about the Premises shall not be deemed an occurrence of damage or destruction subject to the terms of this Lease respecting damage or destruction caused by act of God, force of nature, fire, flood, earthquake or other casualty.

     21.8  SURRENDER OF PREMISES

     Prior to or after the expiration or earlier termination of the Term, Landlord may have an Environmental Assessment of the Premises performed in accordance with Section 21.5. Tenant shall perform, at its sole cost and expense, any clean-up or remedial work recommended by the Consultant which is necessary to remove, mitigate or remediate any Hazardous Materials contamination of the Premises in connection with Tenant's or any of the Tenant Parties' Environmental Activities. Prior to surrendering possession of the Premises, Tenant shall also remove any personal property, equipment, fixture and/or storage device or vessel on or about the Premises which is contaminated by or which contains Hazardous Materials caused by Tenant or any of the Tenant Parties.

     21.9  DEFINITION OF HAZARDOUS MATERIALS

     "Hazardous Materials" shall mean asbestos, any petroleum fuel and any hazardous or toxic substance, material or waste which is or become regulated by any local governmental authority, the State of California ore the United States Government, including, but not limited to, any material or substance defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," "hazardous material" or "toxic pollutant" under the California Health and Safety Code and/or under the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. +SC9601, at seq. The term "Hazardous Materials" will not include cleaning products, landscape fertilizers and other products in ordinary quantities that are customarily used in the ordinary course of business of operating and maintaining commercial properties (but which will nevertheless be used in compliance with all applicable Hazardous Materials Laws).

     21.10 ASSIGNMENT AND SUBLETTING

     If a proposed Transferee's activities in or about the Premises involve the use, handling, storage or disposal of any Hazardous Materials other than those used by Tenant and in quantities and processes similar to Tenant's uses in compliance with this Lease, (i) it shall be reasonable for Landlord to withhold its consent to such assignment or sublease in light of the risk of contamination posed by such activities unless Tenant satisfies the condition described in the following clause and/or (ii) Landlord may impose an additional condition to such assignment or sublease which requires Tenant to establish beyond a reasonable doubt that such Transferee's activities pose no significantly greater risk of contamination to the Premises than do Tenant's permitted activities in view of the (a) quantities, toxicity and other properties of the Hazardous Materials to be used by such Transferee, (b) the precautions against a release of Hazardous Materials such Transferee agrees to implement, (c) such Transferee's financial condition as it relates to its ability to fund a major clean-up and (d) such Transferee's policy and historical record respecting its willingness to respond to and clean up a release of Hazardous Materials.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.


     "LANDLORD"                         CITY OF SAN MARCOS, a municipal corporation


                                        By:
                                            ------------------------------------
                                            Name:  R.W. Gittings
                                                   -----------------------------
                                            Title: City Manager
                                                   -----------------------------


                                        By:
                                            ------------------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------


        "TENANT"                        CINEMA STAR LUXURY THEATRES, INC., a
                                        California corporation


                                        By:
                                            ------------------------------------
                                            Name:  John Ellison Jr.
                                                   -----------------------------
                                            Title: President
                                                   -----------------------------

                                        By:
                                            ------------------------------------
                                            Name:  John Helcon
                                                   -----------------------------
                                            Title: Secretary & General Counsel
                                                   -----------------------------


                                   [FIGURE 1]

                                   EXHIBIT A


                                  THEATRE SITE
                                LEASE AGREEMENT

                                  DESCRIPTION

THAT PORTION OF LOT 4 OF SAN MARCO TRACT NO. 383, IN THE CITY OF SAN MARCOS, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA. ACCORDING TO MAP THEREOF NO. 13218, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON JUNE 30, 1996, DESCRIBED AS FOLLOWS:

COMMENCING AT A POINT ON THE WESTERLY LINE OF SAID LOT 4, DISTANT THEREON NORTH 08 DEGREES, 29 MINUTES, 01 SECONDS WEST, 358.01 FEET FROM THE MOST NORTHERLY CORNER OF LOT 5 OF SAID MAP NO. 13218; THENCE LEAVING SAID WESTERLY LINE OF SAID LOT 4, NORTH 81 DEGREES, 30 MINUTES, 59 SECONDS EAST 116.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING NORTH 81 DEGREES, 30 MINUTES, 59 SECONDS EAST 130.78 FEET; THENCE NORTH 43 DEGREES, 06 MINUTES, 35 SECONDS EAST 140.63 FEET TO THE INTERSECTION WITH THE NORTHERLY LINE OF SAID LOT 4, SAID POINT BEING A POINT ON THE ARC OF A 208.00 FOOT RADIUS CURVE, CONCAVE NORTHERLY AND THROUGH WHICH A RADIAL LINE BEARS SOUTH 31 DEGREES, 31 MINUTES, 30 SECONDS WEST OF SAID POINT; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF
49 DEGREES, 04 MINUTES, 29 SECONDS A DISTANCE OF 178.15 FEET; THENCE TANGENT TO SAID CURVE, NORTH 72 DEGREES, 27 MINUTES, O1 SECONDS EAST 45.11 FEET TO THE BEGINNING OF A TANGENT 10.00 FOOT RADIUS CURVE, CONCAVE SOUTHERLY; THENCE EASTERLY AND SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 94 DEGREES, 32 MINUTES, 31 SECONDS A DISTANCE OF 16.50 FEET TO A POINT OF COMPOUND CURVATURE WITH THE ARC OF A 553.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY AND THROUGH WHICH A RADIAL LINE BEARS NORTH 76 DEGREES, 59 MINUTES, 32 SECONDS EAST TO SAID POINT; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 02 DEGREES, 29 MINUTES, 59 SECONDS A DISTANCE OF 24.13 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 10 DEGREE, 30 MINUTES, 29 SECONDS EAST 50.00 FEET TO THE BEGINNING OF A TANGENT 746.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 25 DEGREE, 54 MINUTES, 23 SECONDS A DISTANCE OF
292.54 FEET TO THE INTERSECTION WITH THE NORTHERLY LINE OF THAT 12.00 FOOT RECREATIONAL TRAIL EASEMENT AS SHOWN AND DELINEATED ON SAID MAP NO. 13218 AND THROUGH WHICH A RADIAL LINE BEARS SOUTH 53 DEGREES, 35 MINUTES, 08 SECONDS WEST OF SAID POINT; THENCE SOUTHWESTERLY ALONG SAID NORTHERLY LINE OF SAID RECREATIONAL TRAIL EASEMENT, SOUTH 51 DEGREES, 12 MINUTES, 14 SECONDS WEST
40.63 MINUTES TO THE BEGINNING OF A TANGENT 69.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 12 DEGREES, 00 MINUTES, 14 SECONDS A DISTANCE OF 14.46 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 63 DEGREES, 12 MINUTES, 28 SECONDS WEST
38.44 FEET TO THE BEGINNING OF A TANGENT 69.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH CENTRAL ANGLE OF 09 DEGREES, 49 MINUTES, 11 SECONDS A DISTANCE OF 11.83 FEET; THENCE TANGENT TO SAID CURVE SOUTH 73 DEGREES, 01 MINUTES, 39 SECONDS WEST 78.13 FEET TO THE BEGINNING OF A TANGENT 56.00 FOOT

PAGE 2
THEATRE SITE
LEASE AGREEMENT
DESCRIPTION

RADIUS CURVE, CONCAVE SOUTHEASTERLY; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 33 DEGREES 59 MINUTES 55 SECONDS A DISTANCE OF
33.23 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 39 DEGREES 01 MINUTES 44 SECONDS WEST 53.56 FEET TO THE INTERSECTION WITH THE NORTHEASTERLY LINE OF THE IRRIGATION WELL EASEMENT AS SHOWN AND DELINEATED ON SAID MAP NO. 13218; THENCE NORTHWESTERLY ALONG SAID NORTHEASTERLY LINE, NORTH 50 DEGREES 34 MINUTES 18 SECONDS WEST 46.99 FEET; THENCE SOUTH 39 DEGREES 25 MINUTES 42 SECONDS WEST
36.63 FEET; THENCE SOUTH 50 DEGREES 34 MINUTES 18 SECONDS EAST 47.25 FEET TO THE INTERSECTION WITH THE NORTHERLY LINE OF SAID RECREATIONAL TRAIL EASEMENT; THENCE SOUTHWESTERLY ALONG SAID NORTHERLY LINE, SOUTH 39 DEGREES 01 MINUTES 44 SECONDS WEST 46.17 FEET TO THE BEGINNING OF A TANGENT 94.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 22 DEGREES 09 MINUTES 42 SECONDS A DISTANCE OF 36.36 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 61 DEGREES 11 MINUTES 26 SECONDS WEST 3.68 FEET TO THE BEGINNING OF A TANGENT CURVE, CONCAVE NORTHWESTERLY; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 11 DEGREES 06 MINUTES 06 SECONDS A DISTANCE OF 37.59 FEET TO THE INTERSECTION WITH A LINE BEARING SOUTH 08 DEGREES 29 MINUTES 01 SECONDS EAST AND THROUGH WHICH A RADIAL LINE BEARS SOUTH 17 DEGREES 42 MINUTES 28 SECONDS EAST TO SAID POINT; THENCE LEAVING THE NORTHERLY LINE OF SAID RECREATIONAL TRAIL EASEMENT, NORTH 08 DEGREES 29 MINUTES 01 SECONDS WEST 195.70 FEET TO THE BEGINNING OF A TANGENT
37.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY; THENCE NORTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 90 DEGREES 00 MINUTES 00 SECONDS A DISTANCE OF 58.12 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 81 DEGREES 30 MINUTES 59 SECONDS WEST 98.50 FEET; THENCE NORTH 08 DEGREES 29 MINUTES 01 SECONDS WEST 114.41 FEET; THENCE SOUTH 81 DEGREES 30 MINUTES 59 SECONDS WEST
32.00 FEET; THENCE NORTH 08 DEGREES 29 MINUTES 01 SECONDS WEST 156.50 FEET TO THE TRUE POINT OF BEGINNING.

CONTAINING 4.35 ACRES.

                                   EXHIBIT B

                               PROJECT SITE PLAN









                                   [FIGURE 2]

                                  EXHIBIT "C"

                                  WORK LETTER

     1. Tenant acknowledges that although the City of San Marcos has established certain requirements for all persons constructing improvements within the City, including, but not limited to, site development review, building plan check and the like, for purposes of this Lease any approval by the Landlord shall mean approval by those persons designated by the City to act as the City's representatives as Landlord for the Town Center Project. Unless Landlord shall inform Tenant otherwise, Landlord's representatives are Rick Gittings, City Manager, and Paul Malone, Deputy City Manager.

     2. Tenant shall, at Tenant's sole cost and expense, construct or cause to be constructed all Improvements to the Premises in accordance with plans and specifications approved in writing by Landlord (which approval shall not be unreasonably withheld or delayed) and in accordance with the requirements of the Operating Documents. On or before the date specified in Exhibit "E". Tenant shall provide preliminary plans and specifications, including. elevations and proposed landscape plans, prepared by a licensed architect or engineer, to Landlord. On or before the date specified in Exhibit"E", Landlord shall notify Tenant of any required changes to the plans and specifications. Landlord's failure to so notify Tenant of any such required changes to the plans and specifications on or before said date shall be deemed to constitute Landlord's approval thereof. Tenant shall revise the plans and specifications in accordance with Landlord's comments and deliver the same to Landlord on or before the date specified in Exhibit"E", or, in the alternative, Tenant may, in the event Landlord's proposed changes would, in Tenant's reasonable judgment, materially and adversely alter Tenant's intended use of the Premises or significantly increase the cost of constructing the Improvements; terminate this Lease upon written notice delivered to Landlord on or before the date specified in Exhibit "E", which notice may be rescinded by Landlord electing to not require such proposed changes by giving Tenant written notice thereof within seven (7) days following Landlord's receipt of Tenant's termination notice. Following approval of such plans and specifications, Tenant shall cause its architect to prepare and deliver to Landlord, for Landlord's approval, final working drawings and specifications for the Improvements based upon and conforming in all respects to such preliminary plans. All of Tenant's signage during construction shall be subject to Landlord's prior approval (which shall not be unreasonably withheld) and all applicable ordinances of the City of San Marcos and any other relevant governmental authority and the Operating Documents. Tenant shall not be permitted to install any pole or free-standing sign on the Premises, except that if the San Marcos City Ordinances allow a "coming soon" or a grand opening sign, those signs shall be permitted during the construction period.

     3. No structure or other improvement of any kind shall be erected or maintained on the Premises unless and until the plans, specifications, elevations and proposed location of such structure or improvement have been approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord's review and approval of the plans for the

Improvements shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with applicable law.

     4. Landlord has constructed or will construct prior to the Commencement Date certain On-Site Improvements (as defined below). Tenant agrees to reimburse Landlord for the cost of the On-Site Improvements within thirty (30) days of receipt of Landlord's invoice. The term "On-Site Improvements" means an access road from Rancheros Road through the Premises, parking and landscaping improvements on a portion of the Premises, a deep sewer lateral and the items listed on the attached Exhibit "C-1. If Tenant fails to reimburse Landlord for the cost of the on-site Improvements within the thirty (30) day period, Tenant shall be in default of this Lease and Landlord shall be entitled to all default remedies provided Landlord under this Lease.

     5. Tenant's construction requirements and fees shall include any and all fees (including assessment districts) required to obtain construction entitlement, all improvements to the Premises, including grading the pad, driveways, paved areas, landscaping, signs, utility connections, and the building itself and the cost of bringing utilities to the Premises. Landlord shall not be responsible for any costs associated with Tenant's construction of any improvements except the On-Site Improvements as described in Paragraph 4 above. Tenant acknowledges that Tenant is accepting the Premises in their "as is" condition, including but not limited to, grading.

     6. The exterior finishes of the cinema building shall be Dryvit or Sto or a comparable acrylic plaster system.

     7. No work of any kind shall be commenced on and no building or other material shall be delivered for said building project, nor shall any other building or land development work be commenced or building materials be delivered on the Premises until at least ten (10) business days after written notice has been given by Tenant to Landlord of the commencement of such work or the delivery of such materials. Landlord shall, at any and all times during the term of this Lease, have the right to post and maintain on the Premises and to record as required by law, any notice or notices of non-responsibility provided for by the mechanics' lien law of the State of California. The work prohibited by this Section until prior written notice thereof has been given to Landlord, includes, in addition to any actual construction work, any site preparation work, installation of utilities, street construction or improvements work, or any grading or filling of the Premises. All work required in the construction of the improvements, including any site preparation work, landscaping work. utility installation work, as well as actual construction work on the building project, shall be performed only by competent contractors duly licensed as such under the laws of the State of California and approved by Landlord, which approval shall not be unreasonably withheld. The contractors shall obtain performance bonds for any work costing in the aggregate more than Twenty-Five Thousand Dollars ($25,000.00).

     8. The Improvements shall be constructed, and all work performed on the Premises, shall be in accordance with all valid laws, ordinances, regulations and orders of all federal, state, county or local governmental agencies or entities having jurisdiction over the Premises. All work performed on the Premises shall be done in a good, workmanlike and lien-free manner and only with new materials of good quality and high standards.

     9. Tenant will diligently pursue obtaining all required permits. After permits are obtained, Tenant will commence construction of the Improvements within one (1) week and shall diligently pursue construction of all Tenant's work to completion, subject only to "force majeure" delays.

     10. Tenant shall cause construction of said building project to be completed, and shall commence business in the Premises as a Cinema Star Luxury Theater, within the time period provided in the Lease; provided, however, that except as expressly stated to the contrary herein or in the Lease. Tenant shall be excused from its performance for any delays in construction or commencement of construction, or commencement of business operations at the Premises, caused by matters referred to in Section 20.4 of the Lease. Tenant shall, however, use reasonable diligence to avoid any such delay and to resume construction as promptly as possible after the delay.

     11. For the work described herein, Tenant and Tenant's contractor shall hold Landlord harmless from and against any and all claims, demands, actions or obligations arising under the construction contract and such contract shall contain an express provision to that effect. Tenant shall deliver evidence of such agreement to Landlord prior to the commencement of any construction.

                                EXHIBIT "C-1"

SUBJECT:       Existing Improvements to Theater Premises
               (costs reimbursable by Cinema Star to City)

DATE:          June 24, 1996

ITEM NO.     ITEM DESCRIPTION                                   TOTAL
- --------     ----------------                                   -----
   1.        Civil/Grading design                            $  5,507.70
   2.        Water main design                                    390.04
   3.        Hydrology & Erosion Control design                   100.00
   4.        Landscape & Irrigation design                      1,680.00
   5.        Surveying calculations/staking                     1,694.04
   6.        Geotechnical site observation                        591.58
   7.        Grading operations (parking lot & access road)    13,262.00
   8.        Curb & Gutter, Curb, and X-Gutter                 10,701.25
   9.        Water main & fittings, valves, etc                 6,050.00
  10.        8" sewer lateral                                   6,859.00
  11.        Storm drains, curb inlets                          7,535.00
  12.        Street light standards (3) in parking lot          4,438.00
  13.        Parking lot & access road structural section      29,227.60
  14.        Irrigation system                                  9,350.00
  15.        Tree, Shrub & sod planting                        12,186.00
                                                             -----------
GRAND TOTAL                                                  $109,572.21
                                                             ===========


                                  EXHIBIT "D"

             PROVISIONS GOVERNING THE PURCHASE AND DELIVERY OF WELL
                    WATER FOR IRRIGATION OF LEASED PREMISES

SECTION 1.0  RECITAL

     As part of the San Marcos Town Center development infrastructure, Landlord has constructed two groundwater wells yielding sufficient flows to meet the irrigation needs of the entire 60 acre site, including all leased premises. By its execution of the Lease, Tenant agrees to purchase and Landlord agrees to furnish, well Water for the irrigation of ornamental landscaping, under the terms and conditions set forth below.

Section 2.0  DEFINITIONS

     (a) Agreement ("Agreement") shall mean that certain Ground Lease between the parties dated June 25th, 1996.

     (b) Irrigation Design Criteria ("Design Criteria") shall mean those criteria dated December 12, 1994, which shall apply to the design of all landscape and irrigation improvements on leased premises within the San Marcos Town Center. A copy of same has been provided to. Tenant or its representative under separate cover.

     (c) "Premises" shall mean the leasehold which is the subject of the Lease.

     (d) Town Center Irrigation System ("The Irrigation System") shall collectively mean the groundwater wells, well pumping facilities and equipment, cabling and controls, distribution piping and points of connection to any leased premises within the limits of the San Marcos Town Center.

SECTION 3.0  LIMITATIONS ON USE

     Tenant shall be entitled to a single use of well water (in an amount calculated as provided below) for the express purpose of augmenting natural precipitation to satisfy the irrigation requirements of all trees, shrubs and groundcover materials within the leasehold limits. Ownership of water delivered pursuant to this exhibit to the Lease shall remain with the Landlord and Landlord shall drill no wells within the leasehold limits.

SECTION 4.0  DESIGN REQUIREMENTS

     4.1  IN GENERAL

     Tenant shall comply with all landscape and irrigation design requirements set forth in the Design Criteria.

     All irrigation design and construction documents shall be prepared by an Irrigation Associate ("IA") registered in the commercial category. All such documents shall be signed by the IA, in addition to an architect or licensed landscape architect (as may be required by the City of San Marcos).

     4.2  DEMAND CALCULATION & MAXIMUM ALLOTMENT

     Tenant's irrigation water demand shall be calculated as follows:

          Leased acreage x 45 1 x 1.65" per week 2 = maximum weekly irrigation water allocation

               1    Average percentage of site devoted to landscaping

               2 Based on historical reference evapotranspiration data from the San Marcos, California Irrigation Management Information System (CIMIS) weather station, for the month of July, multiplied by equivalent water use for a cold, season turfgrass (.80) with an AB 325 equivalent irrigation system distribution uniformity of .65(65%).

          In no event shall Tenant's annual irrigation water use exceed
          2.25 acre feet per leasehold acre or fraction thereof, measured after a (first year) plant material establishment period of sixty
          (60) days,

5.0  CONNECTION TO SYSTEM

     Delivery of water shall commence following Tenant's connection to the irrigation System and extension of pressure supply lines and communication cables as required, including the installation of a flow sensor as identified in the irrigation Design Criteria. The cost of tapping the Irrigation System distribution piping, and on-site extension of same, shall be the responsibility of the Tenant, including all costs associated with restoration to original condition of any existing improvements. Landlord agrees to stub the water piping to the Premises at a location agreed to by both Landlord and Tenant in cooperation with each other.

     Tenant further agrees to pay for the purchase and installation of the flow sensors, totalizing flow meter, and master valve. City further agrees to maintain a central irrigation control system capable of electronic monitoring of each point of connection. Monthly consumptive use readings shall be accessed through tenant flow sensor. Physical readings from totalizing flow meter shall be made at the end of the City's fiscal year, with adjustments made to Tenant's account. if warranted.

6.0  WATER DELIVERY

     Landlord agrees to deliver irrigation well water in an amount calculated pursuant to Section 4.2, above, in the manner prescribed by the Design Criteria, and subject to the provisions of Section 7.0 below.

     Landlord agrees to use every reasonable means to furnish a continuous supply of water from its system to Tenant. However, the City is not a guarantor of water supply or water availability. In order to protect the health, safety, and welfare of the public, Tenant understands and agrees that Landlord may limit the use of the water in times of water shortage or drought.

     Landlord may promulgate reasonable rules and regulations for the use of water furnished pursuant to this exhibit to the Lease. Such rules and regulations shall be for the health, safety, and general welfare of the public and any user or consumer of the water in question.

     The City does not warrant or guarantee the quality of water provided to Tenant under the terms of this agreement, except that the water quality will be consistent with State of California, Department of Health Services, California Administrative Code, Title 22, Division 4, Section 60313 (landscape irrigation).

7.0  SERVICES FROM ALTERNATE SOURCES

     Should an interruption, reduction or cessation in non-potable water service to the Premises occur due to well failure, Landlord reserves the right, at its sole discretion to:

          a. Maintain service to the Premises from another well or other non-potable source; and/or

          b. Serve the Premises via potable water meters purchased from the Vallecitos Water District ("VWD") by Landlord, and to charge Tenant for same at the VWD unit rates then in effect, as those rates may be amended from time to time; and/or

          c. Refund all non-potable water meter/capacity fees received from the Tenant, which fees may then be applied by Tenant to the purchase of potable irrigation meters and the payment of applicable capacity charges to others. In such event, the Landlord shall have no further responsibility to Tenant with regard to the provision of water to the Premises.

     Should any of the above occur, Landlord reserves the right to temporarily alter Tenant's irrigation schedule(s), as necessary pending restoration of full service, while ensuring the delivery of potable and/or non-potable water volumes sufficient to maintain plant life on the Premises.


8.0  CONNECTION AND USAGE FEES

     If Vallecitos Water District (the "District") requires payment of a potable water meter/capacity fee or if a separate meter for the Premises is required and the District requires payment of a fee for same, Tenant agrees to pay such fee. In addition to the payment of the District's fee, if any. Tenant shall pay Landlord monthly for actual well water usage based on monthly consumption readings recorded at the flower meter, at a rate equivalent to 95% that of prevailing District potable water rates, as the same may be amended from time to time. Irrigation fees shall be due and payable (with the same late penalties) in the same manner as provided in the Lease.

9.0  SYSTEM OPERATION & MAINTENANCE

     Landlord agrees to operate and maintain the facilities necessary to deliver water to the point of connection identified by both parties as described in
Section 5.0, including pumping facilities, distribution piping system, metering, flow sensing, and master valve. Tenant shall be responsible for the operation and maintenance of all facilities downstream of the master valve.

                                  EXHIBIT "E"









                                   [FIGURE 3]

                                  EXHIBIT "G"

                            COMMENCEMENT DATE LETTER

     This letter of Confirmation of Lease is made June 25, 1996, between THE CITY OF SAN MARCOS, a municipal corporation ("Landlord") and CINEMA STAR LUXURY THEATERS, INC., a California corporation ("Tenant"), who agrees as follows:

     1. Landlord and Tenant entered into a Lease dated June 25, 1996, in which Landlord leased to Tenant and Tenant leased from Landlord the premises described in the Lease.

     2. Pursuant to Paragraph 2.1 of the Lease, Landlord and Tenant agree to confirm the commencement and expiration dates of the term as follows:

          a. Commencement Date: 180 days following building permit issuance; building permit issuance to occur no later than 147 days (21 weeks) from the date of lease execution, per Exhibit "E".

          b.   Expiration Date: As stated in section 2.1 (term).

     3. The provisions of this Letter of Confirmation of Lease shall inure to the benefit, or bind, as the case may require, the parties and their respective successors subject to the restrictions on assignment and subleasing contained in the Lease.


     LANDLORD:                          THE CITY OF SAN MARCOS
                                        a municipal corporation


                                        By:  R.W. Gittings
                                             -----------------------------------
                                        Its: City Manager
                                             -----------------------------------


     TENANT:                            CINEMA STAR LUXURY THEATRES, INC.
                                        a California corporation


                                        By:  John Ellison Jr.
                                             -----------------------------------
                                        Its: President
                                             -----------------------------------


                                  EXHIBIT "H"

                               PARKING AGREEMENT

                                [to be attached]